   Exhibit 99(e)

Revised Audited Financial Statements and Notes

General Electric Capital Corporation and consolidated affiliates
Statement of Earnings

For the years ended December 31 (In millions)	2011	2010	2009

Revenues
Revenues from services (Note 12)(a)	$49,307	$49,576	$51,155
Other-than-temporary impairment on investment securities;
Total other-than-temporary impairment on investment securities	(467)	(460)	(674)
Less: Portion of other-than-temporary impairment recognized in
accumulated other comprehensive income	80	207	325
Net other-than-temporary impairment on investment securities
recognized in earnings	(387)	(253)	(349)
Revenues from services (Note 12)	48,920	49,323	50,806
Sales of goods	148	533	970
Total revenues	49,068	49,856	51,776

Costs and expenses
Interest	13,866	14,510	16,840
Operating and administrative (Note 13)	13,330	14,660	14,736
Cost of goods sold	135	501	808
Investment contracts, insurance losses and insurance annuity benefits	3,059	3,197	3,193
Provision for losses on financing receivables (Note 4)	3,951	7,085	10,497
Depreciation and amortization (Note 5)	7,117	7,752	8,306
Total costs and expenses	41,458	47,705	54,380

Earnings (loss) from continuing operations before income taxes	7,610	2,151	(2,604)
Benefit (provision) for income taxes (Note 10)	(899)	985	3,872

Earnings from continuing operations	6,711	3,136	1,268
Earnings (loss) from discontinued operations, net of taxes (Note 2)	(74)	(965)	162
Net earnings	6,637	2,171	1,430
Less net earnings attributable to noncontrolling interests	127	16	15
Net earnings attributable to GECC	$6,510	$2,155	$1,415

Amounts attributable to GECC
Earnings from continuing operations	$6,584	$3,120	$1,253
Earnings (loss) from discontinued operations, net of taxes	(74)	(965)	162
Net earnings attributable to GECC	$6,510	$2,155	$1,415

(a)	Excluding net other-than-temporary impairment on investment securities since April 1, 2009.

See accompanying notes.

(1)

General Electric Capital Corporation and consolidated affiliates
Statement of Changes in Shareowner’s Equity

(In millions)	2011	2010	2009

Changes in shareowner's equity (Note 11)
Balance at January 1	$68,984	$70,833	$53,279
Dividends and other transactions with shareowner	1	85	9,488
Other comprehensive income (loss)
Investment securities - net	606	14	2,661
Currency translation adjustments - net	1,012	(2,735)	2,630
Cash flow hedges - net	180	488	1,365
Benefit plans - net	(183)	54	(67)
Total other comprehensive income (loss)	1,615	(2,179)	6,589
Increases from net earnings attributable to GECC	6,510	2,155	1,415
Comprehensive income (loss)	8,125	(24)	8,004
Cumulative effect of changes in accounting principles(a)	–	(1,910)	62
Balance at December 31	77,110	68,984	70,833
Noncontrolling interests(b)	690	1,164	2,048
Total equity balance at December 31	$77,800	$70,148	$72,881

(a)
On January 1, 2010, we adopted amendments to Accounting Standards Codification (ASC) 860, Transfers and Servicing, and ASC 810, Consolidation, and recorded a cumulative effect adjustment. See Notes 11 and 17. We adopted amendments to ASC 320, Investments – Debt and Equity Securities, and recorded a cumulative effect adjustment to increase retained earnings as of April 1, 2009. See Notes 3 and 11.

(b)	See Note 11 for further information about the changes in noncontrolling interests.

See accompanying notes.

(2)

General Electric Capital Corporation and consolidated affiliates
Statement of Financial Position

At December 31 (In millions, except share amounts)	2011	2010

Assets
Cash and equivalents	$76,702	$60,257
Investment securities (Note 3)	47,359	43,921
Inventories	51	66
Financing receivables – net (Notes 4 and 16)	288,847	311,606
Other receivables	13,390	12,919
Property, plant and equipment – net (Note 5)	51,419	53,768
Goodwill (Note 6)	27,230	27,508
Other intangible assets – net (Note 6)	1,546	1,883
Other assets (Note 7)	75,612	77,190
Assets of businesses held for sale (Note 2)	711	3,127
Assets of discontinued operations (Note 2)	1,669	13,010
Total assets(a)	$584,536	$605,255

Liabilities and equity
Short-term borrowings (Note 8)	$136,333	$118,797
Accounts payable	7,239	7,035
Non-recourse borrowings of consolidated securitization entities (Note 8)	29,258	30,018
Bank deposits (Note 8)	43,115	37,298
Long-term borrowings (Note 8)	234,391	284,407
Investment contracts, insurance liabilities and insurance annuity benefits (Note 9)	30,198	29,993
Other liabilities	17,334	17,559
Deferred income taxes (Note 10)	7,052	6,990
Liabilities of businesses held for sale (Note 2)	345	592
Liabilities of discontinued operations (Note 2)	1,471	2,418
Total liabilities(a)	506,736	535,107

Common stock, $14 par value (4,166,000 shares authorized at December 31, 2011 and 2010,
and 1,000 shares issued and outstanding at December 31, 2011 and 2010, respectively)	–	–
Accumulated other comprehensive income – net(b)
Investment securities	(33)	(639)
Currency translation adjustments	(399)	(1,411)
Cash flow hedges	(1,101)	(1,281)
Benefit plans	(563)	(380)
Additional paid-in capital	27,628	27,627
Retained earnings	51,578	45,068
Total GECC shareowner's equity	77,110	68,984
Noncontrolling interests(c)	690	1,164
Total equity (Note 11)	77,800	70,148
Total liabilities and equity	$584,536	$605,255

(a)
Our consolidated assets at December 31, 2011 include total assets of $45,388 million of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs. These assets include net financing receivables of $37,120 million and investment securities of $5,320 million. Our consolidated liabilities at December 31, 2011 include liabilities of certain VIEs for which the VIE creditors do not have recourse to General Electric Capital Corporation (GECC). These liabilities include non-recourse borrowings of consolidated securitization entities (CSEs) of $28,758 million. See Note 17.

(b)	The sum of accumulated other comprehensive income – net was $(2,096) million and $(3,711) million at December 31, 2011 and 2010, respectively.

(c)	Included accumulated other comprehensive income – net attributable to noncontrolling interests of $(141) million and $(127) million at December 31, 2011 and 2010, respectively.

See accompanying notes.

(3)

General Electric Capital Corporation and consolidated affiliates
Statement of Cash Flows

For the years ended December 31 (In millions)	2011	2010	2009

Cash flows – operating activities
Net earnings	$6,637	$2,171	$1,430
Less net earnings attributable to noncontrolling interests	127	16	15
Net earnings attributable to GECC	6,510	2,155	1,415
(Earnings) loss from discontinued operations	74	965	(162)
Adjustments to reconcile net earnings attributable to GECC
to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	7,117	7,752	8,306
Deferred income taxes	124	1,307	(2,318)
Decrease (increase) in inventories	15	5	(6)
Increase (decrease) in accounts payable	50	(116)	(363)
Provision for losses on financing receivables	3,951	7,085	10,497
All other operating activities (Note 19)	3,282	2,482	(11,565)
Cash from (used for) operating activities – continuing operations	21,123	21,635	5,804
Cash from (used for) operating activities – discontinued operations	737	(133)	1,622
Cash from (used for) operating activities	21,860	21,502	7,426

Cash flows – investing activities
Additions to property, plant and equipment	(9,882)	(7,674)	(6,445)
Dispositions of property, plant and equipment	5,896	7,208	6,479
Net decrease (increase) in financing receivables (Note 19)	14,370	23,046	36,883
Proceeds from sales of discontinued operations	8,950	2,510	–
Proceeds from principal business dispositions	2,623	1,171	9,088
Payments for principal businesses purchased	(50)	(559)	(7,414)
All other investing activities (Note 19)	7,301	9,960	4,654
Cash from (used for) investing activities – continuing operations	29,208	35,662	43,245
Cash from (used for) investing activities – discontinued operations	(714)	(1,352)	1,960
Cash from (used for) investing activities	28,494	34,310	45,205

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	4,393	(652)	(27,255)
Net increase (decrease) in bank deposits	6,748	4,603	(3,784)
Newly issued debt (maturities longer than 90 days) (Note19)	43,267	37,971	81,073
Repayments and other debt reductions (maturities longer than 90 days) (Note 19)	(85,436)	(97,379)	(81,615)
Capital contributions from GE	–	–	9,500
Purchases of subsidiary shares from noncontrolling interests	(275)	(633)	–
All other financing activities (Note 19)	(1,792)	(3,318)	(2,691)
Cash from (used for) financing activities – continuing operations	(33,095)	(59,408)	(24,772)
Cash from (used for) financing activities – discontinued operations	(44)	(337)	(1,604)
Cash from (used for) financing activities	(33,139)	(59,745)	(26,376)

Effect of currency exchange rate changes on cash and equivalents	(791)	(208)	619

Increase (decrease) in cash and equivalents	16,424	(4,141)	26,874
Cash and equivalents at beginning of year	60,399	64,540	37,666
Cash and equivalents at end of year	76,823	60,399	64,540
Less cash and equivalents of discontinued operations at end of year	121	142	1,965
Cash and equivalents of continuing operations at end of year	$76,702	$60,257	$62,575

Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(15,018)	$(16,401)	$(18,833)
Cash recovered (paid) during the year for income taxes	(616)	104	543

See accompanying notes.

(4)

General Electric Capital Corporation and consolidated affiliates

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Consolidation

On February 22, 2012, our former parent, General Electric Capital Services, Inc. (GECS), merged with and into GECC. Upon the merger, GECC became the surviving corporation and assumed all of GECS’ rights and obligations and became wholly-owned directly by General Electric Company (GE Company or GE). GECC’s continuing operations now include the run-off insurance operations previously held and managed in our former parent, GECS, and which are reported in corporate items and eliminations. The operating businesses that are reported as segments, including Commercial Lending and Leasing (CLL), Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services (GECAS), are not affected by the merger.

Because both GECS and GECC were wholly-owned either directly or indirectly by GE, the merger was accounted for as a transfer of assets between entities under common control. Transfers of net assets or exchanges of shares between entities under common control are accounted for at historical value, and as if the transfer occurred at the beginning of the period. Prior periods are retrospectively adjusted to furnish comparative information.

At December 31, 2011, all of our outstanding common stock was owned by our former parent, GECS, however, upon the completion of the merger, (i) all outstanding shares of GECC common stock were cancelled, (ii) all outstanding shares of common stock of GECS and all outstanding shares of preferred stock of GECS held by GE were converted into an aggregate of 1,000 shares of common stock of GECC and (iii) all treasury shares of GECS and all outstanding shares of preferred stock of GECS held by GECC were cancelled.  As a result, GECC, which previously has been an indirect wholly-owned subsidiary of GE, became a direct wholly-owned subsidiary of GE.

In addition, during the first quarter of 2012, we announced the planned disposition of the Consumer mortgage lending business in Ireland (Consumer Ireland). This disposition is reported as a discontinued operation, which requires retrospective restatement of prior periods to classify the assets, liabilities and operations of the business as discontinued operations.

Our financial statements consolidate all of our affiliates – entities in which we have a controlling financial interest, most often because we hold a majority voting interest. To determine if we hold a controlling financial interest in an entity we first evaluate if we are required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model. Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of an entity we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.

We hold a controlling financial interest in other entities where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights or as a general partner. Where we are a general partner we consider substantive removal rights held by other partners in determining if we hold a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change.

Associated companies are unconsolidated VIEs and other entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption “Other assets” in our Statement of Financial Position, net of allowance for losses, that represents our best estimate of probable losses inherent in such assets.

(5)

Financial Statement Presentation

We have reclassified certain prior-year amounts to conform to the current-year’s presentation.

Financial data and related measurements are presented in the following categories:

Consolidated - This represents the adding together all businesses and affiliates, giving effect to the elimination of transactions between affiliates.

Operating Segments - These comprise our five businesses, focused on the broad markets they serve: Commercial Lending and Leasing (CLL), Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services (GECAS). Prior-period information has been reclassified to be consistent with how we managed our businesses in 2011.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See Note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowner’s equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with U.S. GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, market liquidity, the real estate market, etc.), which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that in 2012 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

Sales of Goods

We record all sales of goods only when a firm sales agreement is in place, delivery has occurred and collectibility of the fixed or determinable sales price is reasonably assured. If customer acceptance of goods is not assured, we record sales only upon formal customer acceptance.

Revenues from Services (Earned Income)

We use the interest method to recognize income on loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due. Previously recognized interest income that was accrued but not collected from the borrower is evaluated as part of the overall receivable in determining the adequacy of the allowance for losses. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on nonaccrual, non-restructured commercial loans only when (a) payments are brought current according to the loan’s original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when it is reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonaccrual consumer loans when the customer’s account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified consumer loans that are not considered to be troubled debt restructurings (TDRs) may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period.

(6)

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values are based upon management's best estimates of the value of the leased asset at the end of the lease term. We use various sources of data in determining this estimate, including information obtained from third parties, which is adjusted for the attributes of the specific asset under lease. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

Depreciation and Amortization

The cost of our equipment leased to others on operating leases is depreciated on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

The cost of acquired real estate investments is depreciated on a straight-line basis to the estimated salvage value over the expected useful life or the estimated proceeds upon sale of the investment at the end of the expected holding period if that approach produces a higher measure of depreciation expense.

The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See Notes 5 and 6.

Losses on Financing Receivables

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions.  Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

"Impaired" loans are defined as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement.

“Troubled debt restructurings” (TDRs) are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation. Such loans are classified as impaired, and are individually reviewed for specific reserves.

(7)

“Nonaccrual financing receivables” are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate provided the amount does not exceed that which would have been earned at the historical effective interest rate. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

“Nonearning financing receivables” are a subset of nonaccrual financing receivables for which cash payments are not being received or for which we are on the cost recovery method of accounting (i.e., any payments are accounted for as a reduction of principal). This category excludes loans purchased at a discount (unless they have deteriorated post acquisition). Under Accounting Standards Codification (ASC) 310, Receivables, these loans are initially recorded at fair value and accrete interest income over the estimated life of the loan based on reasonably estimable cash flows even if the underlying loans are contractually delinquent at acquisition.

“Delinquent” receivables are those that are 30 days or more past due based on their contractual terms.

The same financing receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan, nonaccrual loan and nonearning loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Our consumer loan portfolio consists of smaller-balance, homogeneous loans, including credit card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment quarterly. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider overall portfolio indicators including nonearning loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment rates and home price indices.

Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger-balance, non-homogeneous loans and leases and smaller-balance homogeneous loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment.

For larger-balance, non-homogeneous loans and leases, we consider the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectibility. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives – for example, for real estate loans, relevant markets are local; for commercial aircraft loans, relevant markets are global.

(8)

Measurement of the loss on our impaired commercial loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of collateral, net of expected selling costs, if the loan is determined to be collateral dependent. We determine whether a loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Our review process can often result in reserves being established in advance of a modification of terms or designation as a TDR. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based upon various statistical analyses considering historical and projected default rates and loss severity and aging, as well as our view on current market and economic conditions. It is prepared by each respective line of business. For Real Estate, this includes converting economic indicators into real estate market indicators that are calibrated by market and asset class and which are used to project expected performance of the portfolio based on specific loan portfolio metrics.

We consider multiple factors in evaluating the adequacy of our allowance for losses on Real Estate financing receivables, including loan-to-value ratios, collateral values at the individual loan level, debt service coverage ratios, delinquency status, and economic factors including interest rate and real estate market forecasts. In addition to evaluating these factors, we deem a Real Estate loan to be impaired if its projected loan-to-value ratio at maturity is in excess of 100%, even if the loan is currently paying in accordance with its contractual terms. The allowance for losses on Real Estate financing receivables is based on a discounted cash flow methodology, except in situations where the loan is within 24 months of maturity or foreclosure is deemed probable, in which case reserves are based on collateral values. If foreclosure is deemed probable or if repayment is dependent solely on the sale of collateral, we also include estimated selling costs in our reserve. Collateral values for our Real Estate loans are determined based upon internal cash flow estimates discounted at an appropriate rate and corroborated by external appraisals, as appropriate. Collateral valuations are updated at least annually, or more frequently for higher risk loans. A majority of our Real Estate impaired loans have specific reserves that are determined based on the underlying collateral values. Further discussion on determination of fair value is in the Fair Value Measurements section below.

Experience is not available for new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

Our loss mitigation strategy intends to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a TDR.

We utilize certain loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios and include short-term (three months or less) interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We sold our U.S. residential mortgage business in 2007 and as such, do not participate in the U.S. government-sponsored mortgage modification programs.

Our allowance for losses on financing receivables on these modified consumer loans is determined based upon a formulaic approach that estimates the probable losses inherent in the portfolio based upon statistical analyses of the portfolio. Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for losses would not be materially different had we not re-aged these accounts.

(9)

For commercial loans, we evaluate changes in terms and conditions to determine whether those changes meet the criteria for classification as a TDR on a loan-by-loan basis. In Commercial Lending and Leasing (CLL), these changes primarily include: changes to covenants, short-term payment deferrals and maturity extensions. For these changes, we receive economic consideration, including additional fees and/or increased interest rates, and evaluate them under our normal underwriting standards and criteria. Changes to Real Estate’s loans primarily include maturity extensions, principal payment acceleration, changes to collateral terms, and cash sweeps, which are in addition to, or sometimes in lieu of, fees and rate increases. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all of the relevant facts and circumstances. When the borrower is experiencing financial difficulty, we carefully evaluate these changes to determine whether they meet the form of a concession. In these circumstances, if the change is deemed to be a concession, we classify the loan as a TDR.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption “All other assets” in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

For Consumer loans, we write off unsecured closed-end installment loans when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 360 days past due. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

Write-offs on larger balance impaired commercial loans are based on amounts deemed uncollectible and are reviewed quarterly. Write-offs on Real Estate loans are recorded upon initiation of foreclosure or early settlement by the borrower, or in some cases, based on the passage of time depending on specific facts and circumstances. In CLL, loans are written off when deemed uncollectible (e.g., when the borrower enters restructuring, collateral is to be liquidated or at 180 days past due for smaller balance, homogeneous loans).

Partial Sales of Business Interests

Gains or losses on sales of affiliate shares where we retain a controlling financial interest are recorded in equity. Gains or losses on sales that result in our loss of a controlling financial interest are recorded in earnings along with remeasurement gains or losses on any investments in the entity that we retained.

Cash and Equivalents

Debt securities and money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

Investment Securities

We report investments in debt and marketable equity securities, and certain other equity securities, at fair value. See Note 14 for further information on fair value. Unrealized gains and losses on available-for-sale investment securities are included in shareowner’s equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

(10)

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security’s amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its fair value in earnings.

Prior to April 1, 2009, unrealized losses that were other-than-temporary were recognized in earnings at an amount equal to the difference between the security’s amortized cost and fair value. In determining whether the unrealized loss was other-than-temporary, we considered both quantitative and qualitative criteria. Quantitative criteria included the length of time and magnitude of the amount that each security was in an unrealized loss position and, for securities with fixed maturities, whether the issuer was in compliance with terms and covenants of the security. For structured securities, we evaluated whether there was an adverse change in the timing or amount of expected cash flows. Qualitative criteria included the financial health of and specific prospects for the issuer, as well as our intent and ability to hold the security to maturity or until forecasted recovery.

Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

Inventories

All inventories are stated at the lower of cost or realizable values. Our inventories consist of finished products held for sale; cost is determined on a first-in, first-out basis.

Intangible Assets

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When all or a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business disposed and the portion of the reporting unit that will be retained.

We amortize the cost of other intangibles over their estimated useful lives. The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values.

Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits

Certain entities, which we consolidate, provide guaranteed investment contracts, primarily to states, municipalities and municipal authorities.

Our insurance activities also include providing insurance and reinsurance for life and health risks and providing certain annuity products. Three product groups are provided: traditional insurance contracts, investment contracts and universal life insurance contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. Universal life insurance contracts are a particular type of long-duration insurance contract whose terms are not fixed and guaranteed.

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For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) and universal life contracts are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts and universal life policies equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date.

Liabilities for unpaid claims and estimated claim settlement expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and estimated claim settlement expenses are continually reviewed and adjusted through current operations.

Fair Value Measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 –	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. With regards to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews, which may be performed quarterly, monthly or weekly, include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals.  These reviews are performed within each business by the asset and risk managers, pricing committees and valuation committees.  A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third-party valuation firm.

The following section describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

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Investments in Debt and Equity Securities. When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly-traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from an independent pricing vendor. The pricing vendor uses various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendor are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendor uses available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendor considers available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, our pricing vendors may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process we perform each reporting period. In addition, the pricing vendor has an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with our primary pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Derivatives. We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Derivative assets and liabilities included in Level 3 primarily represent interest rate products that contain embedded optionality or prepayment features.

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Non-Recurring Fair Value Measurements. Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

The following describes the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value on a non-recurring basis.

Loans. When available, we use observable market data, including pricing on recent closed market transactions, to value loans that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loans are included in Level 3. When appropriate, loans may be valued using collateral values as a practical expedient (see Long-Lived Assets below).

Cost and Equity Method Investments. Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are generally included in Level 3.

Investments in private equity, real estate and collective funds are valued using net asset values. The net asset values are determined based on the fair values of the underlying investments in the funds. Investments in private equity and real estate funds are generally included in Level 3 because they are not redeemable at the measurement date. Investments in collective funds are included in Level 2.

Long-lived Assets. Fair values of long-lived assets, including aircraft and real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information. For real estate, fair values are based on discounted cash flow estimates which reflect current and projected lease profiles and available industry information about capitalization rates and expected trends in rents and occupancy and are corroborated by external appraisals. These investments are generally included in Level 3.

Retained Investments in Formerly Consolidated Subsidiaries. Upon a change in control that results in deconsolidation of a subsidiary, the fair value measurement of our retained noncontrolling stake in the former subsidiary is valued using an income approach, a market approach, or a combination of both approaches as appropriate. In applying these methodologies, we rely on a number of factors, including actual operating results, future business plans, economic projections, market observable pricing multiples of similar businesses and comparable transactions, and possible control premium. These investments are included in Level 1 or Level 3, as appropriate, determined at the time of the transaction.

Accounting Changes

On July 1, 2011, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-02, an amendment to ASC 310, Receivables.  ASU 2011-02 provides guidance for determining whether a restructuring of a debt constitutes a TDR. ASU 2011-02 requires that a restructuring be classified as a TDR when it is both a concession and the debtor is experiencing financial difficulties. The amendment also clarifies the guidance on a creditor’s evaluation of whether it has granted a concession. The amendment applies to restructurings that have occurred subsequent to January 1, 2011. As a result of adopting these amendments on July 1, 2011, we have classified an additional $271 million of financing receivables as TDRs and have recorded an increase of $77 million to our allowance for losses on financing receivables. See Note 16.

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On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17, amendments to ASC 860, Transfers and Servicing, and ASC 810, Consolidation, respectively (ASU 2009-16 & 17). ASU 2009-16 eliminated the Qualified Special Purpose Entity (QSPE) concept, and ASU 2009-17 required that all such entities be evaluated for consolidation as VIEs. Adoption of these amendments resulted in the consolidation of all of our sponsored QSPEs. In addition, we consolidated assets of VIEs related to direct investments in entities that hold loans and fixed income securities and a small number of companies to which we have extended loans in the ordinary course of business and subsequently were subject to a TDR.

We consolidated the assets and liabilities of these entities at amounts at which they would have been reported in our financial statements had we always consolidated them. We also deconsolidated certain entities where we did not meet the definition of the primary beneficiary under the revised guidance; however, the effect was insignificant at January 1, 2010. The incremental effect on total assets and liabilities, net of our investment in these entities, was an increase of $30,572 million and $32,359 million, respectively, at January 1, 2010. The net reduction of total equity (including noncontrolling interests) was $1,787 million at January 1, 2010, principally related to the reversal of previously recognized securitization gains as a cumulative effect adjustment to retained earnings. See Note 17 for additional information.

We adopted amendments to ASC 320, Investments – Debt and Equity Securities, and recorded a cumulative effect adjustment to increase retained earnings as of April 1, 2009, of $62 million.

NOTE 2. ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets and Liabilities of Businesses Held for Sale

In the third quarter of 2011, we committed to sell our CLL marine container leasing business, which consists of our controlling interests in the GE SeaCo joint venture along with other owned marine container assets, and our CLL trailer fleet services business in Mexico. In the fourth quarter of 2011, we completed the sale of our interest in the CLL marine container leasing business and our CLL trailer fleet services business in Mexico for proceeds of $500 million and $111 million, respectively.

In the second quarter of 2011, we committed to sell our Consumer business banking operations in Latvia.

In 2010, we committed to sell our Consumer businesses in Argentina, Brazil, and Canada, a CLL business in South Korea, and our Real Estate Interpark business. The Consumer Canada disposition was completed during the first quarter of 2011 for proceeds of $1,429 million. The Consumer Brazil and Real Estate Interpark business dispositions were completed during the second quarter of 2011 for proceeds of $22 million and $704 million, respectively. The Consumer Argentina disposition was completed during the third quarter of 2011 for proceeds of $41 million.

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Summarized financial information for businesses held for sale is shown below.

December 31 (In millions)	2011	2010

Assets
Cash and equivalents	$149	$54
Financing receivables – net	412	1,917
Property, plant and equipment – net	81	103
Goodwill	20	–
Other intangible assets – net	7	187
Other assets	8	841
Other	34	25
Assets of businesses held for sale	$711	$3,127

Liabilities
Short-term borrowings	$252	$146
Accounts payable	21	46
Long-term borrowings	8	228
Other liabilities	64	172
Liabilities of businesses held for sale	$345	$592

Discontinued Operations

Discontinued operations primarily comprised BAC Credomatic GECF Inc. (BAC) (our Central American bank and card business), GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our U.S. recreational vehicle and marine equipment financing business (Consumer RV Marine), Consumer Mexico, Consumer Singapore, our Consumer home lending operations in Australia and New Zealand (Australian Home Lending) and Consumer Ireland. Associated results of operations, financial position and cash flows are separately reported as discontinued operations for all periods presented.

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Summarized financial information for discontinued operations is shown below.

(In millions)	2011	2010	2009

Operations
Total revenues	$329	$2,060	$2,383

Earnings (loss) from discontinued operations before income taxes	$(187)	$118	$254
Benefit (provision) for income taxes	91	101	(7)
Earnings (loss) from discontinued operations, net of taxes	$(96)	$219	$247

Disposal
Gain (loss) on disposal before income taxes	$(329)	$(1,420)	$(178)
Benefit (provision) for income taxes	351	236	93
Gain (loss) on disposal, net of taxes	$22	$(1,184)	$(85)

Earnings (loss) from discontinued operations, net of taxes	$(74)	$(965)	$162

		At
		December 31,	December 31,
		2011	2010
Assets
Cash and equivalents		$121	$142
Financing receivables - net		521	11,216
Other assets		6	176
Other		1,021	1,476
Assets of discontinued operations		$1,669	$13,010

Liabilities
Accounts payable		$7	$110
Deferred income taxes		207	232
Other		1,257	2,076
Liabilities of discontinued operations		$1,471	$2,418

Assets at December 31, 2011 and December 31, 2010, primarily comprised cash, financing receivables and a deferred tax asset for a loss carryforward, which expires principally in 2017 and in part in 2019, related to the sale of our GE Money Japan business.

BAC Credomatic GECF Inc.

During the fourth quarter of 2010, we classified BAC as discontinued operations and completed the sale of BAC for $1,920 million. Immediately prior to the sale, and in accordance with terms of a previous agreement, we increased our ownership interest in BAC from 75% to 100% for a purchase price of $633 million. As a result of the sale of our interest in BAC, we recognized an after-tax gain of $780 million in 2010.

BAC revenues from discontinued operations were $983 million and $943 million in 2010 and 2009, respectively. In total, BAC earnings from discontinued operations, net of taxes, were $854 million and $292 million in 2010 and 2009, respectively.

GE Money Japan

During the third quarter of 2007, we committed to a plan to sell our Japanese personal loan business, Lake, upon determining that, despite restructuring, Japanese regulatory limits for interest charges on unsecured personal loans did not permit us to earn an acceptable return. During the third quarter of 2008, we completed the sale of GE Money Japan, which included Lake, along with our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd. In connection with the sale, we reduced the proceeds from the sale for estimated interest refund claims in excess of the statutory interest rate. Proceeds from the sale were to be increased or decreased based on the actual claims experienced in accordance with loss-sharing terms specified in the sale agreement, with all claims in excess of 258 billion Japanese Yen (approximately $3,000 million) remaining our responsibility. The underlying portfolio to which this obligation relates is in runoff and interest rates were capped for all designated accounts by mid-2009. In the third quarter of 2010, we began making reimbursements under this arrangement.

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Our overall claims experience developed unfavorably through 2010. We believe that the level of excess interest refund claims was impacted by the challenging global economic conditions, in addition to Japanese legislative and regulatory changes. In September 2010, a large independent personal loan company in Japan filed for bankruptcy, which precipitated a significant amount of publicity surrounding excess interest refund claims in the Japanese marketplace, along with substantial legal advertising. We observed an increase in claims during September 2010 and higher average daily claims in the fourth quarter of 2010 and the first two months of 2011. Since February and through the end of 2011, we have experienced substantial declines in the rate of incoming claims, though the overall rate of reduction, including fourth quarter experience, has been slower than we expected. During the fourth quarter of 2011, we recorded an increase to our reserve of $243 million to reflect our revised estimates of the assumed daily incoming claims reduction rate and severity. At December 31, 2011, our reserve for reimbursement of claims in excess of the statutory interest rate was $692 million.

The amount of these reserves is based on analyses of recent and historical claims experience, pending and estimated future excess interest refund requests, the estimated percentage of customers who present valid requests, and our estimated payments related to those requests. Our estimated liability for excess interest refund claims at December 31, 2011 assumes the pace of incoming claims will continue to decelerate, average exposure per claim remains consistent with recent experience, and we continue to see the impact of our loss mitigation efforts. Estimating the pace of decline in incoming claims can have a significant effect on the total amount of our liability. Holding all other assumptions constant, for example, a 20% adverse change in assumed incoming daily claim rate reduction would result in an increase to our reserves of approximately $110 million.

Uncertainties about the likelihood of consumers to present valid claims, the runoff status of the underlying book of business, the financial status of other personal lending companies in Japan, challenging economic conditions and the impact of laws and regulations make it difficult to develop a meaningful estimate of the aggregate possible claims exposure. Recent trends, including the effect of consumer activity, market activity regarding other personal loan companies and higher claims severity, may continue to have an adverse effect on claims development.

GE Money Japan loss from discontinued operations, net of taxes, were $238 million, $1,671 million and $158 million in 2011, 2010 and 2009, respectively.

WMC

During the fourth quarter of 2007, we completed the sale of WMC, our U.S. mortgage business. WMC substantially discontinued all new loan originations by the second quarter of 2007, and is not a loan servicer. In connection with the sale, WMC retained certain representation and warranty obligations related to loans sold to third parties prior to the disposal of the business and contractual obligations to repurchase previously sold loans as to which there was an early payment default. All claims received for early payment default have either been resolved or are no longer being pursued.

Pending repurchase claims based upon representations and warranties made in connection with loan sales were $705 million at December 31, 2011, $347 million at December 31, 2010 and $783 million at December 31, 2009. Pending repurchase claims were $562 million at March 31, 2012. Pending claims represent those active repurchase claims that identify the specific loans tendered for repurchase and, for each loan, the alleged breach of a representation or warranty. The amounts reported reflect the original principal balances of the loans and do not give effect to pay downs, accrued interest or fees, or potential recoveries based upon the underlying collateral. Reserves related to contractual representations and warranties were $143 million and $101 million at December 31, 2011 and December 31, 2010, respectively. We recorded adjustments to our reserve of $42 million in 2011 to reflect the higher amount of pending claims and an increase in our reserve for unidentified claims. The amount of these reserves is based upon pending and estimated future loan repurchase requests, the estimated percentage of loans validly tendered for repurchase, and WMC's estimated losses on loans repurchased. A ten percent adverse change in these key assumptions would result in an increase in reserves of approximately $35 million. Historically, a small percentage of the total loans WMC originated and sold has been tendered for repurchase, and of those loans tendered, only a limited amount has qualified as “validly tendered,” meaning the loans sold did not satisfy contractual obligations. In the second half of 2011, a lawsuit was filed against WMC relating to representations and warranties on certain mortgages and in the second quarter of 2012, through May 3, 2012, we have received additional repurchase claims of $689 million. Uncertainties surrounding economic conditions, the ability and propensity of mortgage holders to present valid claims, governmental actions, pending and threatened litigation against WMC, including increased activity by securitization trustees, and other activity in the mortgage industry make it difficult to develop a meaningful estimate of aggregate possible claim exposure. Actual losses could exceed the reserve amount if actual claim rates, investigative or litigation activity, valid tenders or losses WMC incurs on repurchased loans are higher than have been historically observed with respect to WMC.

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WMC revenues (loss) from discontinued operations were $(42) million, $(4) million and $2 million in 2011, 2010 and 2009, respectively. In total, WMC’s losses from discontinued operations, net of taxes, were $34 million, $7 million and $1 million in 2011, 2010 and 2009, respectively.

Other

In the first quarter of 2012, we announced the planned disposition of Consumer Ireland and classified this business as discontinued operations. As a result, we recognized an after-tax loss of $147 million in 2012. Consumer Ireland revenues from discontinued operations were $13 million, $25 million and $43 million in 2011, 2010 and 2009, respectively. Consumer Ireland loss from discontinued operations, net of taxes, were $153 million, $96 million and $76 million in 2011, 2010 and 2009, respectively.

In the second quarter of 2011, we entered into an agreement to sell our Australian Home Lending operations and classified it as discontinued operations. As a result, we recognized an after-tax loss of $148 million in 2011. We completed the sale in the third quarter of 2011 for proceeds of approximately $4,577 million. Australian Home Lending revenues from discontinued operations were $250 million, $510 million and $727 million in 2011, 2010 and 2009, respectively. Australian Home Lending earnings (loss) from discontinued operations, net of taxes, were $(65) million, $70 million and $113 million in 2011, 2010 and 2009, respectively.

In the first quarter of 2011, we entered into an agreement to sell our Consumer Singapore business for $692 million. The sale was completed in the second quarter of 2011 and resulted in the recognition of a gain on disposal, net of taxes, of $319 million. Consumer Singapore revenues from discontinued operations were $30 million, $108 million and $113 million in 2011, 2010 and 2009, respectively. Consumer Singapore earnings from discontinued operations, net of taxes, were $333 million, $36 million and $25 million in 2011, 2010 and 2009, respectively.

In the fourth quarter of 2010, we entered into agreements to sell our Consumer RV Marine portfolio and Consumer Mexico business. The Consumer RV Marine and Consumer Mexico dispositions were completed during the first quarter and the second quarter of 2011, respectively, for proceeds of $2,365 million and $1,943 million, respectively. Consumer RV Marine revenues from discontinued operations were $11 million, $210 million and $260 million in 2011, 2010 and 2009, respectively. Consumer RV Marine earnings (loss) from discontinued operations, net of taxes, were $2 million, $(99) million and $(83) million in 2011, 2010 and 2009, respectively. Consumer Mexico revenues from discontinued operations were $67 million, $228 million and $303 million in 2011, 2010 and 2009, respectively. Consumer Mexico earnings (loss) from discontinued operations, net of taxes, were $30 million, $(59) million and $66 million in 2011, 2010 and 2009, respectively.

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NOTE 3. INVESTMENT SECURITIES

Substantially all of our investment securities are classified as available-for-sale. These comprise mainly investment grade debt securities supporting obligations to annuitants, policyholders and holders of guaranteed investment contracts (GICs) in our run-off insurance operations and Trinity, investment securities at our treasury operations and investments held in our CLL business collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries. We do not have any securities classified as held to maturity.

	2011				2010
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
December 31 (In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

Debt
U.S. corporate	$20,748	$3,432	$(410)	$23,770	$20,815	$1,576	$(237)	$22,154
State and municipal	3,027	350	(143)	3,234	2,961	45	(282)	2,724
Residential
mortgage-backed(a)	2,711	184	(286)	2,609	3,092	95	(378)	2,809
Commercial
mortgage-backed	2,913	162	(247)	2,828	3,009	145	(230)	2,924
Asset-backed	5,102	32	(164)	4,970	3,407	16	(193)	3,230
Corporate – non-U.S.	2,414	126	(207)	2,333	2,883	116	(132)	2,867
Government – non-U.S.	2,488	129	(86)	2,531	2,242	82	(58)	2,266
U.S. government and
federal agency	3,974	84	–	4,058	3,776	57	(47)	3,786
Retained interests	25	10	–	35	55	10	(26)	39
Equity
Available-for-sale	713	75	(38)	750	500	213	(8)	705
Trading	241	–	–	241	417	–	–	417
Total	$44,356	$4,584	$(1,581)	$47,359	$43,157	$2,355	$(1,591)	$43,921

(a)
Substantially collateralized by U.S. mortgages. Of our total residential mortgage-backed securities (RMBS) portfolio at December 31, 2011, $1,060 million relates to securities issued by government-sponsored entities and $1,549 million relates to securities of private label issuers. Securities issued by private label issuers are collateralized primarily by pools of individual direct mortgage loans of financial institutions.

The fair value of investment securities increased to $47,359 million at December 31, 2011, from $43,921 million at December 31, 2010, primarily due to the impact of lower interest rates and funding in our CLL business of investments collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries.

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The following tables present the estimated fair values and gross unrealized losses of our available-for-sale investment securities.

	In loss position for
	Less than 12 months			12 months or more
		Gross			Gross
	Estimated	unrealized		Estimated	unrealized
December 31 (In millions)	fair value	losses	(a)	fair value	losses	(a)

2011
Debt
U.S. corporate	$1,435	$(241)		$836	$(169)
State and municipal	87	(1)		307	(142)
Residential mortgage-backed	219	(9)		825	(277)
Commercial mortgage-backed	244	(23)		1,320	(224)
Asset-backed	100	(7)		850	(157)
Corporate – non-U.S.	330	(28)		607	(179)
Government – non-U.S.	906	(5)		203	(81)
U.S. government and federal agency	502	–		–	–
Retained interests	–	–		–	–
Equity	440	(38)		–	–
Total	$4,263	$(352)		$4,948	$(1,229)

2010
Debt
U.S. corporate	$2,375	$(81)		$1,519	$(156)
State and municipal	949	(43)		570	(239)
Residential mortgage-backed	188	(4)		1,024	(374)
Commercial mortgage-backed	831	(104)		817	(126)
Asset-backed	113	(5)		910	(188)
Corporate – non-U.S.	448	(12)		804	(120)
Government – non-U.S.	661	(6)		107	(52)
U.S. government and federal agency	1,822	(47)		–	–
Retained interests	–	–		34	(26)
Equity	49	(8)		–	–
Total	$7,436	$(310)		$5,785	$(1,281)

(a)	Includes gross unrealized losses at December 31, 2011 of $(272) million related to securities that had other-than-temporary impairments recognized in a prior period.

We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell the vast majority of our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

The vast majority of our U.S. corporate debt securities are rated investment grade by the major rating agencies. We evaluate U.S. corporate debt securities based on a variety of factors, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. In the event a U.S. corporate debt security is deemed to be other-than-temporarily impaired, we isolate the credit portion of the impairment by comparing the present value of our expectation of cash flows to the amortized cost of the security. We discount the cash flows using the original effective interest rate of the security.

The vast majority of our RMBS have investment grade credit ratings from the major rating agencies and are in a senior position in the capital structure of the deal. Of our total RMBS at December 31, 2011 and 2010, approximately $515 million and $673 million, respectively, relate to residential subprime credit, primarily supporting our guaranteed investment contracts. These are collateralized primarily by pools of individual, direct mortgage loans (a majority of which were originated in 2006 and 2005), not other structured products such as collateralized debt obligations. In addition, of the total residential subprime credit exposure at December 31, 2011 and 2010, approximately $277 million and $343 million, respectively, was insured by Monoline insurers (Monolines) on which we continue to place reliance.

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Our commercial mortgage-backed securities (CMBS) portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high-quality properties (large loan CMBS), a majority of which were originated in 2006 and 2007. Substantially all of the securities in our CMBS portfolio have investment grade credit ratings and the vast majority of the securities are in a senior position in the capital structure.

Our asset-backed securities (ABS) portfolio is collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries, as well as a variety of diversified pools of assets such as student loans and credit cards. The vast majority of our ABS are in a senior position in the capital structure of the deals. In addition, substantially all of the securities that are below investment grade are in an unrealized gain position.

For ABS and RMBS, we estimate the portion of loss attributable to credit using a discounted cash flow model that considers estimates of cash flows generated from the underlying collateral. Estimates of cash flows consider credit risk, interest rate and prepayment assumptions that incorporate management’s best estimate of key assumptions of the underlying collateral, including default rates, loss severity and prepayment rates. For CMBS, we estimate the portion of loss attributable to credit by evaluating potential losses on each of the underlying loans in the security. Collateral cash flows are considered in the context of our position in the capital structure of the deals. Assumptions can vary widely depending upon the collateral type, geographic concentrations and vintage.

If there has been an adverse change in cash flows for RMBS, management considers credit enhancements such as monoline insurance (which are features of a specific security). In evaluating the overall credit worthiness of the Monoline, we use an analysis that is similar to the approach we use for corporate bonds, including an evaluation of the sufficiency of the Monoline’s cash reserves and capital, ratings activity, whether the Monoline is in default or default appears imminent, and the potential for intervention by an insurance or other regulator.

During 2011, we recorded pre-tax, other-than-temporary impairments of $467 million, of which $387 million was recorded through earnings ($81 million relates to equity securities) and $80 million was recorded in accumulated other comprehensive income (AOCI). At January 1, 2011, cumulative impairments recognized in earnings associated with debt securities still held were $332 million. During 2011, we recognized first-time impairments of $58 million and incremental charges on previously impaired securities of $230 million. These amounts included $62 million related to securities that were subsequently sold.

During 2010, we recorded pre-tax, other-than-temporary impairments of $460 million, of which $253 million was recorded through earnings ($35 million relates to equity securities) and $207 million was recorded in AOCI. At January 1, 2010, cumulative impairments recognized in earnings associated with debt securities still held were $172 million. During 2010, we recognized first-time impairments of $164 million and incremental charges on previously impaired securities of $38 million. These amounts included $41 million related to securities that were subsequently sold.

During 2009, we recorded pre-tax, other-than-temporary impairments of $906 million, of which $581 million was recorded through earnings ($42 million relates to equity securities) and $325 million was recorded in AOCI. At April 1, 2009, $33 million was reclassified to retained earnings as a result of the amendments to ASC 320. Subsequent to April 1, 2009, first-time and incremental credit impairments were $109 million and $150 million, respectively. Previous credit impairments related to securities sold were $124 million.

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Contractual Maturities of our Investment in Available-for-Sale Debt Securities (Excluding Mortgage-Backed and Asset-Backed Securities)

	Amortized	Estimated
(In millions)	cost	fair value

Due in
2012	$2,641	$2,664
2013-2016	7,497	7,666
2017-2021	4,679	4,810
2022 and later	17,805	20,757

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

Supplemental information about gross realized gains and losses on available-for-sale investment securities follows.

(In millions)	2011	2010	2009

Gains	$205	$190	$164
Losses, including impairments	(402)	(281)	(637)
Net	$(197)	$(91)	$(473)

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries, we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by issuers totaled $15,606 million, $16,221 million and $7,814 million in 2011, 2010 and 2009, respectively, principally from the sales of short-term securities in our bank subsidiaries and treasury operations.

We recognized pre-tax gains (losses) on trading securities of $22 million, $(7) million and $408 million in 2011, 2010 and 2009, respectively.

NOTE 4. FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

	At
	December 31,	December 31,
(In millions)	2011	2010

Loans, net of deferred income(a)	$256,895	$275,135
Investment in financing leases, net of deferred income	38,142	44,390
	295,037	319,525
Less allowance for losses	(6,190)	(7,919)
Financing receivables – net(b)	$288,847	$311,606

(a)	Deferred income was $2,329 million and $2,360 million at December 31, 2011 and December 31, 2010, respectively.

(b)
Financing receivables at December 31, 2011 and December 31, 2010 included $1,062 million and $1,503 million, respectively, relating to loans that had been acquired in a transfer but have been subject to credit deterioration since origination per ASC 310, Receivables.

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GECC financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment, medical equipment, commercial real estate and other manufacturing, power generation, and commercial equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECC depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes. For these transactions, GECC is taxed only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECC has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECC share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment. For federal income tax purposes, GECC is entitled to deduct the interest expense accruing on non-recourse financing related to leveraged leases.

Net Investment in Financing Leases

	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2011	2010	2011	2010	2011	2010

Total minimum lease payments receivable	$44,157	$52,180	$33,667	$40,037	$10,490	$12,143
Less principal and interest on third-party
non-recourse debt	(6,812)	(8,110)	–	–	(6,812)	(8,110)
Net rentals receivables	37,345	44,070	33,667	40,037	3,678	4,033
Estimated unguaranteed residual value of
leased assets	7,592	8,495	5,140	5,991	2,452	2,504
Less deferred income	(6,795)	(8,175)	(5,219)	(6,438)	(1,576)	(1,737)
Investment in financing leases, net of
deferred income	38,142	44,390	33,588	39,590	4,554	4,800
Less amounts to arrive at net investment
Allowance for losses	(294)	(396)	(281)	(378)	(13)	(18)
Deferred taxes	(6,718)	(6,168)	(2,938)	(2,266)	(3,780)	(3,902)
Net investment in financing leases	$31,130	$37,826	$30,369	$36,946	$761	$880

(a)	Included $413 million and $452 million of initial direct costs on direct financing leases at December 31, 2011 and 2010, respectively.

(b)
Included pre-tax income of $116 million and $133 million and income tax of $35 million and $51 million during 2011 and 2010, respectively. Net investment credits recognized on leveraged leases during 2011 and 2010 were insignificant.

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Contractual Maturities

	Total	Net rentals
(In millions)	loans	receivable

Due in
2012	$64,548	$10,353
2013	22,689	7,434
2014	22,829	5,500
2015	16,133	4,081
2016	16,869	2,402
2017 and later	59,816	7,575
	202,884	37,345
Consumer revolving loans	54,011	–
Total	$256,895	$37,345

We expect actual maturities to differ from contractual maturities.

The following tables provide additional information about our financing receivables and related activity in the allowance for losses for our Commercial, Real Estate and Consumer portfolios.

Financing Receivables – net

The following table displays our financing receivables balances.

	At
	December 31,	December 31,
(In millions)	2011	2010

Commercial
CLL
Americas(a)	$80,505	$88,558
Europe	36,899	37,498
Asia	11,635	11,943
Other(a)	436	664
Total CLL	129,475	138,663

Energy Financial Services	5,912	7,011

GECAS	11,901	12,615

Other	1,282	1,788
Total Commercial financing receivables	148,570	160,077

Real Estate
Debt	24,501	30,249
Business Properties	8,248	9,962
Total Real Estate financing receivables	32,749	40,211

Consumer
Non-U.S. residential mortgages	35,550	39,269
Non-U.S. installment and revolving credit	18,544	20,132
U.S. installment and revolving credit	46,689	43,974
Non-U.S. auto	5,691	7,558
Other	7,244	8,304
Total Consumer financing receivables	113,718	119,237

Total financing receivables	295,037	319,525

Less allowance for losses	(6,190)	(7,919)
Total financing receivables – net	$288,847	$311,606

(a)	During 2011, we transferred our Railcar lending and leasing portfolio from CLL Other to CLL Americas. Prior-period amounts were reclassified to conform to the current-period presentation.

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Allowance for Losses on Financing Receivables

The following tables provide a roll-forward of our allowance for losses on financing receivables.

	Balance at	Provision								Balance at
	January 1,	charged to				Gross				December 31,
(In millions)	2011	operations	(a)	Other	(b)	write-offs	(c)	Recoveries	(c)	2011

Commercial
CLL
Americas	$1,288	$281		$(96)		$(700)		$116		$889
Europe	429	195		(5)		(286)		67		400
Asia	222	105		13		(214)		31		157
Other	6	3		(3)		(2)		–		4
Total CLL	1,945	584		(91)		(1,202)		214		1,450

Energy Financial Services	22	–		(1)		(4)		9		26

GECAS	20	–		–		(3)		–		17

Other	58	23		–		(47)		3		37
Total Commercial	2,045	607		(92)		(1,256)		226		1,530

Real Estate
Debt	1,292	242		2		(603)		16		949
Business Properties	196	82		–		(144)		6		140
Total Real Estate	1,488	324		2		(747)		22		1,089

Consumer
Non-U.S. residential
mortgages	689	117		(13)		(296)		49		546
Non-U.S. installment
and revolving credit	937	490		(30)		(1,257)		577		717
U.S. installment and
revolving credit	2,333	2,241		1		(3,095)		528		2,008
Non-U.S. auto	168	30		(4)		(216)		123		101
Other	259	142		(20)		(272)		90		199
Total Consumer	4,386	3,020		(66)		(5,136)		1,367		3,571
Total	$7,919	$3,951		$(156)		$(7,139)		$1,615		$6,190

(a)	Included a provision of $77 million at Consumer related to the July 1, 2011 adoption of ASU 2011-02. See Note 16.

(b)	Other primarily included transfers to held for sale and the effects of currency exchange.

(c)
Net write-offs (write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

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	Balance at	Adoption of	Balance at	Provision				Balance at
	December 31,	ASU 2009	January 1,	charged to		Gross		December 31,
(In millions)	2009	16 & 17(a)	2010	operations	Other(b)	write-offs(c)	Recoveries(c)	2010

Commercial
CLL
Americas	$1,180	$66	$1,246	$1,059	$(11)	$(1,136)	$130	$1,288
Europe	575	–	575	269	(37)	(440)	62	429
Asia	244	(10)	234	153	(6)	(181)	22	222
Other	10	–	10	(2)	(1)	(1)	–	6
Total CLL	2,009	56	2,065	1,479	(55)	(1,758)	214	1,945

Energy Financial Services	28	–	28	65	–	(72)	1	22

GECAS	104	–	104	12	–	(96)	–	20

Other	34	–	34	33	–	(9)	–	58
Total Commercial	2,175	56	2,231	1,589	(55)	(1,935)	215	2,045

Real Estate
Debt	1,358	(3)	1,355	764	10	(838)	1	1,292
Business Properties	136	45	181	146	(8)	(126)	3	196
Total Real Estate	1,494	42	1,536	910	2	(964)	4	1,488

Consumer
Non-U.S. residential
mortgages	825	–	825	165	(38)	(338)	75	689
Non-U.S. installment
and revolving credit	1,106	–	1,106	1,047	(68)	(1,733)	585	937
U.S. installment and
revolving credit	1,551	1,602	3,153	3,018	(6)	(4,300)	468	2,333
Non-U.S. auto	292	–	292	91	(61)	(313)	159	168
Other	292	–	292	265	5	(394)	91	259
Total Consumer	4,066	1,602	5,668	4,586	(168)	(7,078)	1,378	4,386
Total	$7,735	$1,700	$9,435	$7,085	$(221)	$(9,977)	$1,597	$7,919

(a)	Reflects the effects of our adoption of ASU 2009-16 & 17 on January 1, 2010.

(b)	Other primarily included the effects of currency exchange.

(c)
Net write-offs (write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

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	Balance at	Provision							Balance at
	January 1,	charged to			Gross				December 31,
(In millions)	2009	operations	Other	(a)	write-offs	(b)	Recoveries	(b)	2009

Commercial
CLL
Americas	$846	$1,400	$(42)		$(1,117)		$93		$1,180
Europe	311	625	(14)		(431)		84		575
Asia	163	257	3		(203)		24		244
Other	1	8	5		(4)		–		10
Total CLL	1,321	2,290	(48)		(1,755)		201		2,009

Energy Financial
Services	58	33	4		(67)		–		28

GECAS	58	65	(3)		(16)		–		104

Other	28	29	–		(24)		1		34
Total Commercial	1,465	2,417	(47)		(1,862)		202		2,175

Real Estate
Debt	282	1,295	13		(232)		–		1,358
Business Properties	19	147	–		(32)		2		136
Total Real Estate	301	1,442	13		(264)		2		1,494

Consumer
Non-U.S. residential
mortgages	322	795	69		(442)		81		825
Non-U.S. installment
and revolving credit	1,000	1,741	39		(2,235)		561		1,106
U.S. installment and
revolving credit	1,616	3,367	(975)		(2,612)		155		1,551
Non-U.S. auto	187	389	30		(510)		196		292
Other	225	346	45		(389)		65		292
Total Consumer	3,350	6,638	(792)		(6,188)		1,058		4,066
Total	$5,116	$10,497	$(826)		$(8,314)		$1,262		$7,735

(a)	Other primarily included the effects of securitization activity and currency exchange.

(b)
Net write-offs (write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

See Note 16 for supplemental information about the credit quality of financing receivables and allowance for losses on financing receivables.

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NOTE 5. PROPERTY, PLANT AND EQUIPMENT

	Depreciable
	lives-new
December 31 (Dollars in millions)	(in years)		2011	2010

Original cost(b)
Land and improvements, buildings, structures and
related equipment	1-37	(a)	$3,110	$3,510
Equipment leased to others
Aircraft	19-21		46,240	45,674
Vehicles	1-28		15,278	17,216
Railroad rolling stock	4-50		4,324	4,331
Construction and manufacturing	1-30		2,644	2,586
All other(c)	3-30		3,438	5,855
Total			$75,034	$79,172

Net carrying value(b)
Land and improvements, buildings, structures and
related equipment			$1,499	$1,665
Equipment leased to others
Aircraft(d)			34,271	34,665
Vehicles			8,772	9,077
Railroad rolling stock			2,853	2,960
Construction and manufacturing			1,670	1,454
All other(c)			2,354	3,947
Total			$51,419	$53,768

(a)	Depreciable lives exclude land.

(b)	Included $1,570 million and $1,571 million of original cost of assets leased to GE with accumulated amortization of $470 million and $531 million at December 31, 2011 and 2010, respectively.

(c)	Included $2,404 million of original cost and $1,670 million of carrying value at December 31, 2010 related to our CLL marine container leasing business, which was disposed during 2011.

(d)
GECAS recognized impairment losses of $301 million in 2011 and $438 million in 2010 recorded in the caption “Depreciation and amortization” in the Statement of Earnings to reflect adjustments to fair value based on an evaluation of average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

Amortization of equipment leased to others was $6,253 million, $6,786 million and $7,179 million in 2011, 2010 and 2009, respectively. Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2011, are as follows:

(In millions)

Due in
2012	$7,345
2013	5,995
2014	4,916
2015	3,772
2016	3,025
2017 and later	8,779
Total	$33,832

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NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

December 31 (In millions)	2011	2010

Goodwill	$27,230	$27,508

Other intangible assets
Intangible assets subject to amortization	$1,546	$1,883

Changes in goodwill balances follow.

	2011				2010
			Dispositions,					Dispositions,
			currency					currency
	Balance at		exchange	Balance at	Balance at			exchange	Balance at
(In millions)	January 1	Acquisitions	and other	December 31	January 1		Acquisitions	and other	December 31

CLL	$13,893	$6	$(154)	$13,745	$14,053	(a)	$19	$(179)	$13,893
Consumer	10,817	–	(42)	10,775	10,864	(a)	–	(47)	10,817
Real Estate	1,089	–	(88)	1,001	1,189		–	(100)	1,089
Energy Financial
Services	1,562	–	–	1,562	2,119		–	(557)	1,562
GECAS	147	–	–	147	157		–	(10)	147
Total	$27,508	$6	$(284)	$27,230	$28,382		$19	$(893)	$27,508

(a)	Reflected the transfer of the Consumer Business in Italy during the first quarter of 2010 from Consumer to CLL, resulting in a related movement of beginning goodwill balance of $18 million.

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, and books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

Goodwill balances decreased $278 million during 2011, primarily as a result of dispositions ($216 million) and the stronger U.S. dollar ($89 million). Our reporting units and related goodwill balances are CLL ($13,745 million), Consumer ($10,775 million), Real Estate ($1,001 million), Energy Financial Services ($1,562 million) and GECAS ($147 million) at December 31, 2011.

Goodwill balances decreased $874 million during 2010, primarily as a result of the deconsolidation of Regency Energy Partners L.P. (Regency) ($557 million) and the stronger U.S. dollar ($125 million), partially offset by goodwill related to new acquisitions ($19 million).

On May 26, 2010, we sold our general partnership interest in Regency, a midstream natural gas services provider, and retained a 21% limited partnership interest. This resulted in the deconsolidation of Regency and the remeasurement of our limited partnership interest to fair value. We recorded a pre-tax gain of $119 million, which is reported in revenues from services.

On June 25, 2009, we increased our ownership in BAC from 49.99% to 75% for a purchase price of $623 million following the terms of our 2006 investment agreement (BAC Investment Agreement) with the then controlling shareholder. At that time, we remeasured our previously held equity investment to fair value, resulting in a pre-tax gain of $343 million. This transaction required us to consolidate BAC, which was previously accounted for under the equity method.

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We test goodwill for impairment annually and more frequently if circumstances warrant. We determine fair values for each of the reporting units using an income approach. When available and appropriate, we use comparative market multiples to corroborate discounted cash flow results. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 11.0% to 13.75%. Valuations using the market approach reflect prices and other relevant observable information generated by market transactions involving comparable businesses.

Compared to the market approach, the income approach more closely aligns each reporting unit valuation to our business profile, including geographic markets served and product offerings. Required rates of return, along with uncertainty inherent in the forecasts of future cash flows, are reflected in the selection of the discount rate. Equally important, under this approach, reasonably likely scenarios and associated sensitivities can be developed for alternative future states that may not be reflected in an observable market price. A market approach allows for comparison to actual market transactions and multiples. It can be somewhat more limited in its application because the population of potential comparables is often limited to publicly-traded companies where the characteristics of the comparative business and ours can be significantly different, market data is usually not available for divisions within larger conglomerates or non-public subsidiaries that could otherwise qualify as comparable, and the specific circumstances surrounding a market transaction (e.g., synergies between the parties, terms and conditions of the transaction, etc.) may be different or irrelevant with respect to our business. It can also be difficult, under certain market conditions, to identify orderly transactions between market participants in similar businesses. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.

We performed our annual impairment test of goodwill for all of our reporting units in the third quarter using data as of July 1, 2011. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. In performing the valuations, we used cash flows that reflected management’s forecasts and discount rates that included risk adjustments consistent with the current market conditions. Based on the results of our step one testing, the fair values of each of the CLL, Consumer, Energy Financial Services and GECAS reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized.

Our Real Estate reporting unit had a goodwill balance of $1,001 million at December 31, 2011. As of July 1, 2011, the carrying amount exceeded the estimated fair value of our Real Estate reporting unit by approximately $0.7 billion. The estimated fair value of the Real Estate reporting unit is based on a number of assumptions about future business performance and investment, including loss estimates for the existing finance receivable and investment portfolio, new debt origination volume and margins, and stabilization of the real estate market allowing for sales of real estate investments at normalized margins. Our assumed discount rate was 11.25% and was derived by applying a capital asset pricing model and corroborated using equity analyst research reports and implied cost of equity based on forecasted price to earnings per share multiples for similar companies. Given the volatility and uncertainty in the current commercial real estate environment, there is uncertainty about a number of assumptions upon which the estimated fair value is based. Different loss estimates for the existing portfolio, changes in the new debt origination volume and margin assumptions, changes in the expected pace of the commercial real estate market recovery, or changes in the equity return expectation of market participants may result in changes in the estimated fair value of the Real Estate reporting unit.

(31)

Based on the results of the step one testing, we performed the second step of the impairment test described above as of July 1, 2011. Based on the results of the second step analysis for the Real Estate reporting unit, the estimated implied fair value of goodwill exceeded the carrying value of goodwill by approximately $3.9 billion. Accordingly, no goodwill impairment was required. In the second step, unrealized losses in an entity’s assets have the effect of increasing the estimated implied fair value of goodwill. The results of the second step analysis were attributable to several factors. The primary driver was the excess of the carrying value over the estimated fair value of our Real Estate Equity Investments, which approximated $4.1 billion at that time. Other drivers for the favorable outcome include the unrealized losses in the Real Estate finance receivable portfolio and the fair value premium on the Real Estate reporting unit allocated debt. The results of the second step analysis are highly sensitive to these measurements, as well as the key assumptions used in determining the estimated fair value of the Real Estate reporting unit.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

Intangible Assets Subject to Amortization

	2011			2010
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
December 31 (In millions)	amount	amortization	Net	amount	amortization	Net

Customer-related	$1,186	$(697)	$489	$1,112	$(588)	$524
Patents, licenses and trademarks	250	(208)	42	599	(532)	67
Capitalized software	2,048	(1,597)	451	2,026	(1,528)	498
Lease valuations	1,470	(944)	526	1,646	(917)	729
Present value of future profits(a)	491	(491)	–	461	(461)	–
All other	327	(289)	38	333	(268)	65
Total	$5,772	$(4,226)	$1,546	$6,177	$(4,294)	$1,883

(a)
Balance at December 31, 2011 and December 31, 2010 reflects an adjustment of $391 million and $423 million, respectively, to the present value of future profits in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized in accordance with ASC 320-10-S99-2.

During 2011, we recorded additions to intangible assets subject to amortization of $231 million. The components of finite-lived intangible assets acquired during 2011 and their respective weighted-average amortizable period are: $136 million – Capitalized software (4.5 years) and $95 million – Customer-related (5.9 years).

Amortization expense related to intangible assets was $566 million, $653 million and $905 million for 2011, 2010 and 2009, respectively, and is recorded in the caption “Operating and administrative” in the Statement of Earnings. We estimate annual pre-tax amortization for intangible assets over the next five calendar years to be as follows: 2012 - $410 million; 2013 - $324 million; 2014 - $235 million; 2015 - $163 million; and 2016 - $137 million.

(32)

NOTE 7. OTHER ASSETS

December 31 (In millions)	2011	2010

Investments
Real estate(a)(b)	$28,255	$31,555
Associated companies	23,589	25,662
Assets held for sale(c)	4,525	3,540
Cost method(b)	1,882	1,937
Other	1,722	2,251
	59,973	64,945

Derivative instruments	9,671	5,034
Deferred borrowing costs(d)	1,327	1,982
Advances to suppliers	1,560	1,853
Deferred acquisition costs(e)	55	60
Other	3,026	3,316
Total	$75,612	$77,190

(a)
Our investment in real estate consisted principally of two categories: real estate held for investment and equity method investments. Both categories contained a wide range of properties including the following at December 31, 2011: office buildings (46%), apartment buildings (14%), industrial properties (10%), retail facilities (8%), franchise properties (8%) and other (14%). At December 31, 2011, investments were located in the Americas (48%), Europe (27%) and Asia (25%).

(b)
The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2011, were $425 million and $61 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for 12 months or more at December 31, 2011, were $65 million and $3 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for less than 12 months at December 31, 2010, were $396 million and $55 million, respectively. The fair value of and unrealized loss on cost method investments in a continuous loss position for 12 months or more at December 31, 2010, were $16 million and $2 million, respectively.

(c)
Assets were classified as held for sale on the date a decision was made to dispose of them through sale or other means. At December 31, 2011 and 2010, such assets consisted primarily of loans, aircraft, equipment and real estate properties, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $122 million and $115 million at December 31, 2011 and 2010, respectively.

(d)	Included $329 million and $916 million at December 31, 2011 and 2010, respectively, of unamortized fees related to our participation in the Temporary Liquidity Guarantee Program.

(e)
Balance at December 31, 2011 and December 31, 2010 reflects an adjustment of $810 million and $860 million, respectively, to deferred acquisition costs in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized in accordance with ASC 320-10-S99-2.

(33)

NOTE 8. BORROWINGS AND BANK DEPOSITS

Short-term Borrowings		2011		2010
			Average		Average
December 31 (In millions)		Amount	rate(a)	Amount	rate(a)

Commercial paper
U.S.		$33,591	0.23%	$32,547	0.28%
Non-U.S.		10,569	1.63	9,497	1.42
Current portion of long-term
borrowings(b)(c)(d)(f)		82,650	2.72	65,612	3.24
GE Interest Plus notes(e)		8,474	1.32	9,058	1.59
Other(d)		1,049		2,083
Total short-term borrowings		$136,333		$118,797

Long-term Borrowings		2011		2010
			Average		Average
December 31 (In millions)	Maturities	Amount	rate(a)	Amount	rate(a)

Senior notes(b)(c)	2013-2055	$210,154	3.49%	$262,789	3.29%
Subordinated notes(f)	2014-2037	4,862	3.42	2,575	5.48
Subordinated debentures(g)(h)	2066-2067	7,215	6.66	7,298	6.63
Other(d)(i)		12,160		11,745
Total long-term borrowings		$234,391		$284,407

Non-recourse borrowings
of consolidated
securitization entities(j)	2012-2022	$29,258	1.40	$30,018	1.20

Bank deposits(k)		$43,115		$37,298

Total borrowings and
bank deposits		$443,097		$470,520

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.

(b)
GECC had issued and outstanding $35,040 million and $53,495 million of senior, unsecured debt that was guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program at December 31, 2011 and 2010, respectively. Of the above amounts, $35,040 million and $18,455 million are included in current portion of long-term borrowings at December 31, 2011 and 2010, respectively.

(c)
Included in total long-term borrowings were $1,845 million and $2,395 million of obligations to holders of GICs at December 31, 2011 and 2010, respectively. These obligations include conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit rating of GECC fall below AA-/Aa3 or the short-term credit rating were to fall below A-1+/P-1. On April 3, 2012, following the Moody’s downgrade of GECC’s long-term credit ratings to A1, $1,103 million of these GICs became redeemable by the holders. On May 1, 2012, holders of $133 million in principal amount of GICs redeemed their holdings and GECC made related cash payments. As of May 2, 2012, the contractual redemption period for $788 million of GICs had not yet expired. Subsequent to this contractual redemption period, the remaining outstanding GICs will continue to be subject to the existing terms and maturities of their respective contracts.

(d)
Included $8,538 million and $11,135 million of funding secured by real estate, aircraft and other collateral at December 31, 2011 and 2010, respectively, of which $2,983 million and $4,671 million is non-recourse to GECC at December 31, 2011 and 2010, respectively.

(e)	Entirely variable denomination floating-rate demand notes.

(f)	Included $417 million of subordinated notes guaranteed by GE at both December 31, 2011 and 2010, of which $117 million is included in current portion of long-term borrowings at December 31, 2011.

(g)	Subordinated debentures receive rating agency equity credit and were hedged at issuance to the U.S. dollar equivalent of $7,725 million.

(h)
Includes $2,872 million of subordinated debentures, which constitute the sole assets of wholly-owned trusts who have issued trust preferred securities. Obligations associated with these trusts are unconditionally guaranteed by GECC.

(i)
Included $1,955 million and $1,984 million of covered bonds at December 31, 2011 and 2010, respectively. If the short-term credit rating of GECC were reduced below A-1/P-1, GECC would be required to partially cash collateralize these bonds in an amount up to $727 million at December 31, 2011.

(j)
Included at December 31, 2011 and 2010 were $10,714 million and $10,499 million of current portion of non-recourse borrowings of CSEs, respectively, and $18,544 million and $19,519 million of long-term non-recourse borrowings of CSEs, respectively. See Note 17.

(k)
Included $16,281 million and $18,781 million of deposits in non-U.S. banks at December 31, 2011 and 2010, respectively, and $17,201 million and $11,606 million of certificates of deposits with maturities greater than one year at December 31, 2011 and 2010, respectively.

(34)

Additional information about borrowings and associated swaps can be found in Note 15.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities, including borrowings from GE, over the next five years follow.

(In millions)	2012		2013	2014	2015	2016

	$82,650	(a)	$38,334	$36,542	$23,450	$21,199

(a)	Fixed and floating rate notes of $444 million contain put options with exercise dates in 2012, and which have final maturity beyond 2016.

Committed credit lines totaling $52.4 billion had been extended to us by 58 banks at year-end 2011. Availability of these lines is shared between GE and GECC with $12.4 billion and $52.4 billion available to GE and GECC, respectively. Our lines include $35.1 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $16.7 billion are 364-day lines that contain a term-out feature that allows us to extend the borrowings for one year from the date of expiration of the lending agreement.

NOTE 9. INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Investment contracts, insurance liabilities and insurance annuity benefits comprise mainly obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts.

December 31 (In millions)	2011	2010

Investment contracts	$3,493	$3,726
Guaranteed investment contracts	4,226	5,502
Total investment contracts	7,719	9,228
Life insurance benefits(a)	19,257	17,640
Unpaid claims and claims adjustment expenses	2,597	2,437
Unearned premiums	370	426
Universal life benefits	255	262
Total	$30,198	$29,993

(a)	Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 3.0% to 8.5% in both 2011 and 2010.

When insurance affiliates cede insurance to third parties, such as reinsurers, they are not relieved of their primary obligation to policyholders. Losses on ceded risks give rise to claims for recovery; we establish allowances for probable losses on such receivables from reinsurers as required. Reinsurance recoverables are included in the caption “Other receivables” on our Statement of Financial Position, and amounted to $1,411 million and $1,284 million at December 31, 2011 and 2010, respectively.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption “Investment contracts, insurance losses and insurance annuity benefits.” Reinsurance recoveries were $224 million, $174 million and $219 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(35)

NOTE 10. INCOME TAXES

Provision for Income Taxes

(In millions)	2011	2010	2009

Current tax expense (benefit)	$775	$(2,292)	$(1,554)
Deferred tax expense (benefit) from temporary differences	124	1,307	(2,318)
Total	$899	$(985)	$(3,872)

GE and GECC file a consolidated U.S. federal income tax return. The provision for current tax expense includes our effect on the consolidated return. The effect of GECC on the consolidated liability is generally settled in cash as GE tax payments are due. The effect of GECC on the amount of the consolidated tax liability from the formation of the NBC Universal (NBCU) joint venture will be settled in cash when GECC tax deductions and credits otherwise would have reduced the liability of the group absent the tax on formation.

U.S. earnings (loss) from continuing operations before income taxes were $3,256 million in 2011, $(174) million in 2010 and $(5,731) million in 2009. The corresponding amounts for non-U.S.-based operations were $4,354 million in 2011, $2,324 million in 2010 and $3,127 million in 2009.

Current tax expense (benefit) includes amounts applicable to U.S. federal income taxes of $(2,104) million, $(3,759) million and $(1,833) million in 2011, 2010 and 2009, respectively, related to the benefit from our deductions and credits in excess of GE’s current U.S. tax expense. Current tax expense amounts applicable to non-U.S. jurisdictions were $3,032 million, $1,589 million and $463 million in 2011, 2010 and 2009, respectively. Deferred taxes related to U.S. federal income taxes were an expense of $1,613 million and $2,099 in 2011 and 2010, respectively, and a benefit of $(2,221) million in 2009, and amounts applicable to non-U.S. jurisdictions of a benefit of $(1,620) million, $(913) million and $(4) million in 2011, 2010 and 2009, respectively.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with foreign banks and other foreign financial institutions in global markets. This provision, which expired at the end of 2011, had been scheduled to expire and had been extended by Congress on six previous occasions, including in December of 2010, but there can be no assurance that it will be extended, including  retroactively. In the event the provision is not extended after 2011, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2012.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2011 and December 31, 2010, were approximately $68 billion and $62 billion, respectively. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

(36)

During 2009, following the change in our external credit ratings, funding actions taken and review of our operations, liquidity and funding, we determined that undistributed prior-year earnings of non-U.S. subsidiaries of GECC, on which we had previously provided deferred U.S. taxes, would be indefinitely reinvested outside the U.S. This change increased the amount of prior-year earnings indefinitely reinvested outside the U.S. by approximately $2 billion, resulting in an income tax benefit of $700 million in 2009.

Annually, GE files over 6,500 income tax returns in over 250 global taxing jurisdictions a substantial portion of which includes our activities. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2011, the Internal Revenue Service (IRS) completed the audit of our consolidated U.S. income tax returns for 2006-2007, except for certain issues that remain under examination. During 2010, the IRS completed the audit of our consolidated U.S. income tax returns for 2003-2005. At December 31, 2011, the IRS was auditing our consolidated U.S. income tax returns for 2008-2009. In addition, certain other U.S. tax deficiency issues and refund claims for previous years were unresolved. The IRS has disallowed the tax loss on our 2003 disposition of ERC Life Reinsurance Corporation. We expect to contest the disallowance of this loss. In January 2012, the U.S. Court of Appeals for the Second Circuit reversed the district court decision which allowed GE’s $62 million refund claim with the IRS regarding the taxation of the Castle Harbour aircraft leasing partnership from 1993–1998. Because a liability had been provided for this matter, this decision has no effect on our results of operations for 2011 or 2012. It is reasonably possible that the unresolved items could be resolved during the next 12 months, which could result in a decrease in our balance of “unrecognized tax benefits” – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties. Resolution of audit matters, including the IRS audit of our consolidated U.S. income tax returns for 2006-2007, reduced our 2011 consolidated income tax rate by 3.0 percentage points. Resolution of audit matters, including the IRS audit of our consolidated U.S. income tax returns for 2003-2005, reduced our 2010 consolidated effective tax rate by 13.7 percentage points.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months, were:

December 31 (In millions)	2011	2010

Unrecognized tax benefits	$2,932	$3,904
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	2,209	2,276
Accrued interest on unrecognized tax benefits	579	833
Accrued penalties on unrecognized tax benefits	65	73
Reasonably possible reduction to the balance of unrecognized
tax benefits in succeeding 12 months	0-600	0-1,200
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-150	0-250

(a)	Some portion of such reduction might be reported as discontinued operations.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)	2011	2010

Balance at January 1	$3,904	$4,763
Additions for tax positions of the current year	124	43
Reductions for tax positions of the current year	(13)	–
Additions for tax positions of prior years	423	355
Reductions for tax positions of prior years	(1,471)	(1,212)
Settlements with tax authorities	(30)	(34)
Expiration of the statute of limitations	(5)	(11)
Balance at December 31	$2,932	$3,904

(37)

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the year ended December 31, 2011, $(254) million of interest expense and $(8) million of tax expense related to penalties were recognized in the Statement of Earnings, compared with $(86) million of interest expense and no tax expense related to penalties for the year ended December 31, 2010 and $55 million of interest expense and $8 million of tax expense related to penalties for the year ended December 31, 2009.

A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate is provided below.

Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate

	2011	2010	2009

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from
Tax on global activities including exports(a)	(15.0)	(54.8)	93.0
U.S. business credits(b)	(4.7)	(13.5)	12.2
All other - net	(3.5)	(12.5)	8.5
	(23.2)	(80.8)	113.7
Actual income tax rate	11.8%	(45.8)%	148.7%

(a)	2009 included 26.0% from indefinite reinvestment of prior-year earnings

(b)	U.S. general business credits, primarily the credit for energy produced from renewable sources, the non-conventional fuel tax credit and the low-income housing credit.

Deferred Income Taxes

Principal components of our net liability (asset) representing deferred income tax balances are as follows:
December 31 (In millions)	2011	2010

Assets
Allowance for losses	$2,949	$2,807
Non-U.S. loss carryforwards(a)	2,861	2,320
Cash flow hedges	104	612
Net unrealized losses on securities	64	276
Other - net	4,941	6,852
Total deferred income tax assets	10,919	12,867

Liabilities
Financing leases	6,718	6,168
Operating leases	5,030	4,812
Intangible assets	1,689	1,567
Investment in global subsidiaries	85	1,321
Other - net	4,449	5,989
Total deferred income tax liabilities	17,971	19,857

Net deferred income tax liability	$7,052	$6,990

(a)
Net of valuation allowances of $613 million and $419 million for 2011 and 2010, respectively. Of the net deferred tax asset as of December 31, 2011, of $2,861 million, $17 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2012, through December 31, 2014; $99 million relates to net operating losses that expire in various years ending from December 31, 2015, through December 31, 2026 and $2,745 million relates to net operating loss carryforwards that may be carried forward indefinitely.

(38)

NOTE 11. SHAREOWNER’S EQUITY

(In millions)	2011	2010	2009

Common stock issued	$–	$–	$–

Accumulated other comprehensive income
Balance at January 1(a)	$(3,711)	$(1,532)	$(7,856)
Investment securities - net of deferred taxes
of $341, $72 and $1,000(b)	575	(45)	2,681
Currency translation adjustments - net of deferred taxes
of $(705), $2,165 and $(625)	631	(2,793)	2,658
Cash flow hedges - net of deferred taxes
of $248, $(498) and $881	(924)	(488)	828
Benefit plans - net of deferred taxes of $(107), $10 and $(25)(c)	(204)	20	(93)
Reclassification adjustments
Investment securities - net of deferred taxes
of $1, $32 and $493	31	59	(20)
Currency translation adjustments - net of deferred taxes
of $357, $22 and $(51)	381	58	(28)
Cash flow hedges - net of deferred taxes
of $204, $720 and $396	1,104	976	537
Benefit plans - net of deferred taxes of $11, $17 and $11(d)	21	34	26
Balance at December 31	$(2,096)	$(3,711)	$(1,267)

Additional paid-in capital
Balance at January 1	$27,627	$27,592	$18,080
Contributions and other(e)	1	35	9,512
Balance at December 31	$27,628	$27,627	$27,592

Retained earnings
Balance at January 1(f)	$45,068	$42,863	$43,117
Net earnings	6,510	2,155	1,415
Other(e)(g)	–	50	(24)
Balance at December 31	$51,578	$45,068	$44,508

Total equity
GECC shareowner's equity balance at December 31	$77,110	$68,984	$70,833
Noncontrolling interests balance at December 31(h)	690	1,164	2,048
Total equity balance at December 31	$77,800	$70,148	$72,881

(a)	The 2010 opening balance was adjusted as of January 1, 2010, for the cumulative effect of changes in accounting principles of $265 million related to the adoption of ASU 2009-16 & 17.

(b)
Includes adjustments of $786 million and $1,171 million in 2011 and 2010, respectively, to deferred acquisition costs, present value of future profits, and investment contracts, insurance liabilities and insurance annuity benefits in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized in accordance with ASC 320-10-S99-2.

(c)
For 2011, included $(6) million of prior service costs for plan amendments and $(198) million of actuarial gains (losses) arising during the year – net of deferred taxes of $(3) million and $(104) million, respectively. For 2010, included $10 million of prior service costs for plan amendments and $10 million for actuarial gains (losses) arising during the year – net of deferred taxes of $5 million and $5 million, respectively. For 2009, included $(93) million of prior actuarial gains (losses) arising during the year – net of deferred taxes of $(25) million.

(d)
For 2011, included $(2) million of amortization of prior service costs and $23 million of amortization of actuarial gains and losses – net of deferred taxes of $11 million for amortization of actuarial gains and losses. For 2010, included $34 million of amortization of actuarial gains and losses – net of deferred taxes of $17 million. For 2009, included $26 million of amortization of actuarial gains and losses – net of deferred taxes of $11 million.

(e)	Total dividends and other transactions with the shareowner increased equity by $1 million in 2011, $85 million in 2010 and $9,488 million in 2009.

(f)
The 2010 opening balance was adjusted as of January 1, 2010, for the cumulative effect of changes in accounting principles of $1,645 million related to the adoption of ASU 2009-16 & 17. The 2009 opening balance was adjusted as of April 1, 2009, for the cumulative effect of changes in accounting principles of $62 million related to adopting amendments on impairment guidance in ASC 320, Investments  – Debt and Equity Securities.

(g)	Included the effects of accretion of redeemable securities to their redemption value of $38 million and $(23) million in 2010 and 2009, respectively.

(h)
On January 1, 2009, we adopted an amendment to ASC 810, Consolidation, that requires us to classify noncontrolling interests (previously referred to as “minority interest”) as part of shareowner’s equity and to disclose the amount of other comprehensive income attributable to noncontrolling interests.

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At December 31, 2011, all of our outstanding common stock was owned by our former parent, GECS, however, upon the completion of the merger, (i) all outstanding shares of GECC common stock were cancelled, (ii) all outstanding shares of common stock of GECS and all outstanding shares of preferred stock of GECS held by GE were converted into an aggregate of 1,000 shares of common stock of GECC and (iii) all treasury shares of GECS and all outstanding shares of preferred stock of GECS held by GECC were cancelled.  As a result, GECC, which previously has been an indirect wholly-owned subsidiary of GE, became a direct wholly-owned subsidiary of GE. See Note 1. Our financial statements consolidate all of our affiliates – entities in which we have a controlling financial interest, most often because we hold a majority voting interest.

Activities of our financial services consolidated affiliates include lending, leasing and other traditional financial services transactions and relate to approximately $158.4 billion of our total assets. These consolidated affiliates may be subject to regulation by various national authorities including banking, financial services and insurance regulators, and are restricted from remitting certain funds to us in the form of dividends or loans. However, such funds are available for use by these affiliates, without restriction, to repay borrowings, to fund new loans, or for other normal business purposes. Our regulated bank subsidiaries are also subject to minimum regulatory capital requirements and we have also committed to maintain the total capital level for our run-off insurance operations at 300% of the regulatory minimum required level. In February 2012, we contributed cash of $0.8 billion to these operations. At December 31, 2011, restricted net assets of our financial services consolidated affiliates were approximately $18.5 billion.

At December 31, 2011 and 2010, the aggregate statutory capital and surplus of the insurance activities totaled $1.6 billion and $1.7 billion, respectively. Accounting practices prescribed by statutory authorities are used in preparing statutory statements.

Noncontrolling Interests

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates. Preferred shares that we are required to redeem at a specified or determinable date are classified as liabilities. The balance is summarized as follows:

December 31 (In millions)	2011	2010

Noncontrolling interests in consolidated affiliates(a)	$690	$889
Preferred stock(b)	–	275
	$690	$1,164

(a)	Consisted of a number of individually insignificant noncontrolling interests in partnerships and consolidated affiliates.

(b)	The preferred stock paid cumulative dividends at an average rate of 6.81% in 2010 and was retired in 2011.

Changes to noncontrolling interests are as follows.

(In millions)	2011	2010	2009

Beginning balance	$1,164	$2,048	$2,269
Net earnings	127	16	15
Dividends	(20)	(7)	(11)
Dispositions(a)	(586)	(979)	(331)
AOCI and other(b)	5	86	106
Ending balance	$690	$1,164	$2,048

(a)
Includes noncontrolling interests related to the sale of GE SeaCo of $(311) million and the redemption of Heller Financial preferred stock of $(275) million in 2011, as well as the deconsolidation of Regency of $(979) million in 2010 and Penske Truck Leasing Co., L.P. (PTL) of $(331) million in 2009.

(b)	Changes to the individual components of AOCI attributable to noncontrolling interests were insignificant.

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NOTE 12. REVENUES FROM SERVICES

(In millions)	2011	2010	2009

Interest on loans(a)	$20,056	$20,810	$18,476
Equipment leased to others	11,343	11,116	12,231
Fees(a)	4,698	4,734	4,432
Investment income(a)	2,500	2,185	3,379
Financing leases(a)	2,378	2,749	3,255
Associated companies(b)	2,337	2,035	1,006
Premiums earned by insurance activities	1,905	2,014	2,065
Real estate investments	1,625	1,240	1,543
Net securitization gains(a)	–	–	1,589
Other items(c)	2,078	2,440	2,830
Total	$48,920	$49,323	$50,806

(a)
On January 1, 2010, we adopted ASU 2009-16 & 17, which required us to consolidate substantially all of our former QSPEs. As a result, 2011 and 2010 Revenues from services include interest, investment and fee income from these entities, which were not presented on a consolidated basis in 2009. During 2011 and 2010, we did not recognize gains from securitization transactions, as they were recorded as on-book financings. See Note 17.

(b)
During 2011, we sold an 18.6% equity interest in Garanti Bank and recorded a pre-tax gain of $690 million. Following the sale, we hold a 2.25% equity interest, which is classified as an available-for-sale security.

(c)
Included a gain on the sale of a limited partnership interest in PTL and a related gain on the remeasurement of the retained investment to fair value totaling $296 million in the first quarter of 2009. See Note 17.

NOTE 13. OPERATING AND ADMINISTRATIVE EXPENSES

Our employees and retirees are covered under a number of pension, stock compensation, health and life insurance plans. The principal pension plans are the GE Pension Plan, a defined benefit plan for U.S. employees and the GE Supplementary Pension Plan, an unfunded plan providing supplementary benefits to higher-level, longer-service U.S. employees. Employees of certain affiliates are covered under separate pension plans which are not significant individually or in the aggregate. We provide health and life insurance benefits to certain of our retired employees, principally through GE Company’s benefit program. The annual cost to us of providing these benefits is not material.

Rental expense under operating leases is shown below.

(In millions)	2011	2010	2009

Equipment for sublease	$159	$184	$280
Other rental expense	456	453	521

At December 31, 2011, minimum rental commitments under noncancellable operating leases aggregated $2,119 million. Amounts payable over the next five years follow.

(In millions)

2012	2013	2014	2015	2016
$505	$332	$253	$197	$167

NOTE 14. FAIR VALUE MEASUREMENTS

For a description of how we estimate fair value, see Note 1.

The following tables present our assets and liabilities measured at fair value on a recurring basis. Included in the tables are investment securities primarily supporting obligations to annuitants and policyholders in our run-off insurance operations, supporting obligations to holders of GICs in Trinity (which ceased issuing new investment contracts beginning in the first quarter of 2010) and investment securities held at our treasury operations and investments held in our CLL business collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries. Such securities are mainly investment grade.

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							Netting
(In millions)	Level 1	(a)	Level 2	(a)	Level 3	(b)	adjustment	(c)	Net balance

December 31, 2011

Assets
Investment securities
Debt
U.S. corporate	$–		$20,535		$3,235		$–		$23,770
State and municipal	–		3,157		77		–		3,234
Residential mortgage-backed	–		2,568		41		–		2,609
Commercial mortgage-backed	–		2,824		4		–		2,828
Asset-backed(d)	–		930		4,040		–		4,970
Corporate - non-U.S.	71		1,058		1,204		–		2,333
Government - non-U.S.	1,003		1,444		84		–		2,531
U.S. government and federal agency	–		3,805		253		–		4,058
Retained interests	–		–		35		–		35
Equity
Available-for-sale	715		18		17		–		750
Trading	241		–		–		–		241
Derivatives(e)	–		14,830		160		(5,319)		9,671
Other(f)	–		–		388		–		388
Total	$2,030		$51,169		$9,538		$(5,319)		$57,418

Liabilities
Derivatives	$–		$4,503		$20		$(4,025)		$498
Other	–		25		–		–		25
Total	$–		$4,528		$20		$(4,025)		$523

December 31, 2010

Assets
Investment securities
Debt
U.S. corporate	$–		$18,956		$3,198		$–		$22,154
State and municipal	–		2,499		225		–		2,724
Residential mortgage-backed	47		2,696		66		–		2,809
Commercial mortgage-backed	–		2,875		49		–		2,924
Asset-backed	–		690		2,540		–		3,230
Corporate - non-U.S.	89		1,292		1,486		–		2,867
Government - non-U.S.	776		1,334		156		–		2,266
U.S. government and federal agency	–		3,576		210		–		3,786
Retained interests	–		–		39		–		39
Equity
Available-for-sale	661		20		24		–		705
Trading	417		–		–		–		417
Derivatives(e)	–		10,393		330		(5,689)		5,034
Other(f)	–		–		450		–		450
Total	$1,990		$44,331		$8,773		$(5,689)		$49,405

Liabilities
Derivatives	$–		$6,250		$102		$(5,022)		$1,330
Other	–		31		–		–		31
Total	$–		$6,281		$102		$(5,022)		$1,361

(a)	The fair value of securities transferred between Level 1 and Level 2 was $67 million in 2011.

(b)
Level 3 investment securities valued using non-binding broker quotes and other third parties totaled $2,386 million and $1,054 million at December 31, 2011 and 2010, respectively, and were classified as available-for-sale securities.

(c)	The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists and when collateral is posted to us.

(d)	Includes investments in our CLL business in asset-backed securities collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries.

(e)
The fair value of derivatives included an adjustment for non-performance risk. The cumulative adjustment was a loss of $11 million at December 31, 2011 and $9 million at December 31, 2010. See Note 15 for additional information on the composition of our derivative portfolio.

(f)	Included private equity investments and loans designated under the fair value option.

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The following tables present the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2011 and 2010, respectively. The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowner’s equity.

Changes in Level 3 Instruments for the Year Ended December 31, 2011

													Net
(In millions)													change in
				Net realized/									unrealized
		Net		unrealized									gains
		realized/		gains (losses)									(losses)
		unrealized		included in									relating to
		gains		accumulated									instruments
	Balance at	(losses)		other				Transfers		Transfers		Balance at	still held at
	January 1,	included in		comprehensive				into		out of		December 31,	December 31,
	2011	earnings	(a)	income	Purchases	Sales	Settlements	Level 3	(b)	Level 3	(b)	2011	2011	(c)

Investment securities
Debt
U.S. corporate	$3,198	$78		$(157)	$235	$(182)	$(112)	$182		$(7)		$3,235	$–
State and municipal	225	–		–	12	–	(8)	–		(152)		77	–
Residential
mortgage-backed	66	(3)		1	2	(5)	(1)	71		(90)		41	–
Commercial
mortgage-backed	49	–		–	6	–	(4)	3		(50)		4	–
Asset-backed	2,540	(10)		61	2,157	(185)	(11)	1		(513)		4,040	–
Corporate – non-U.S.	1,486	(47)		(91)	25	(55)	(118)	85		(81)		1,204	–
Government
– non-U.S.	156	(100)		48	41	(1)	(27)	107		(140)		84	–
U.S. government and
federal agency	210	–		43	500	–	–	–		(500)		253	–
Retained interests	39	(28)		26	8	(5)	(5)	–		–		35	–
Equity
Available-for-sale	24	–		–	–	–	–	4		(11)		17
Trading	–	–		–	–	–	–	–		–		–	–
Derivatives(d)(e)	227	102		2	2	–	(198)	–		6		141	81
Other	450	4		(9)	149	(145)	(6)	–		(55)		388	–
Total	$8,670	$(4)		$(76)	$3,137	$(578)	$(490)	$453		$(1,593)		$9,519	$81

(a)	Earnings effects are primarily included in the “Revenues from services” and “Interest” captions in the Statement of Earnings.

(b)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represented the amount of unrealized gains or losses for the period included in earnings.

(d)	Represented derivative assets net of derivative liabilities and included cash accruals of $1 million not reflected in the fair value hierarchy table.

(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 15.

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Changes in Level 3 Instruments for the Year Ended December 31, 2010

					Net realized/					Net change
					unrealized					in unrealized
					gains (losses)					gains (losses)
			Net realized/		included in					relating to
			unrealized		accumulated	Purchases,	Transfers			instruments
	Balance at		gains(losses)		other	issuances	in and/or		Balance at	still held at
	January 1,		included in		comprehensive	and	out of		December 31,	December 31,
(In millions)	2010	(a)	earnings	(b)	income	settlements	Level 3	(c)	2010	2010	(d)

Investment securities
Debt
U.S. corporate	$3,053		$78		$277	$(201)	$(9)		$3,198	$–
State and municipal	205		–		25	(5)	–		225	–
Residential
mortgage-backed	123		(1)		13	2	(71)		66	–
Commercial
mortgage-backed	1,041		30		(2)	(1,017)	(3)		49	–
Asset-backed	1,872		25		14	733	(104)		2,540	–
Corporate - non-U.S.	1,331		(38)		(39)	250	(18)		1,486	–
Government -
non-U.S.	163		–		(8)	–	1		156	–
U.S. government and
federal agency	256		–		(44)	(2)	–		210	–
Retained interests	45		(1)		3	(8)	–		39	–
Equity
Available-for-sale	19		–		3	–	2		24	1
Trading	–		–		–	–	–		–	–
Derivatives(e)(f)	205		186		15	(66)	(113)		227	15
Other	480		2		(31)	(1)	–		450	–
Total	$8,793		$281		$226	$(315)	$(315)		$8,670	$16

(a)	Included $1,015 million in debt securities, a reduction in retained interests of $8,782 million and a reduction in derivatives of $365 million related to adoption of ASU 2009-16 & 17.

(b)	Earnings effects are primarily included in the “Revenues from services” and “Interest” captions in the Statement of Earnings.

(c)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(d)	Represented the amount of unrealized gains or losses for the period included in earnings.

(e)	Represented derivative assets net of derivative liabilities and included cash accruals of $(1) million not reflected in the fair value hierarchy table.

(f)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 15.

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Non-Recurring Fair Value Measurements

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the fiscal year and still held at December 31, 2011 and 2010. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

	Remeasured during the year ended December 31,
	2011		2010
(In millions)	Level 2	Level 3	Level 2	Level 3	(b)

Financing receivables and loans held for sale	$158	$5,159	$54	$6,669
Cost and equity method investments(a)	–	402	–	378
Long-lived assets, including real estate	1,343	3,254	1,025	5,801
Total	$1,501	$8,815	$1,079	$12,848

(a)	Includes the fair value of private equity and real estate funds included in Level 3 of $123 million and $296 million at December 31, 2011 and 2010, respectively.

(b)	Excluded our retained investment in Regency, a formerly consolidated subsidiary, that was remeasured to a Level 1 fair value of $549 million in 2010.

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at December 31, 2011 and 2010.

	Year ended December 31,
(In millions)	2011	2010

Financing receivables and loans held for sale	$(857)	$(1,701)
Cost and equity method investments(a)	(272)	(246)
Long-lived assets, including real estate(b)	(1,410)	(2,953)
Retained investments in formerly consolidated subsidiaries	–	109
Total	$(2,539)	$(4,791)

(a)	Includes fair value adjustments associated with private equity and real estate funds of $(24) million and $(198) million during 2011 and 2010, respectively.

(b)	Includes impairments related to real estate equity properties and investments recorded in operating and administrative expenses of $976 million and $2,089 million during 2011 and 2010, respectively.

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NOTE 15. FINANCIAL INSTRUMENTS

The following table provides information about the assets and liabilities not carried at fair value in our Statement of Financial Position. Consistent with ASC 825, Financial Instruments, the table excludes finance leases and non-financial assets and liabilities. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	2011			2010
		Assets (liabilities)			Assets (liabilities)
December 31 (In millions)	Notional	Carrying	Estimated	Notional	Carrying	Estimated
	amount	amount (net)	fair value	amount	amount (net)	fair value
Assets
Loans	$ (a)	$250,999	$251,433	$ (a)	$267,611	$264,266
Other commercial mortgages	(a)	1,494	1,537	(a)	1,041	1,103
Loans held for sale	–	496	497	–	287	287
Other financial instruments(c)	(a)	2,071	2,534	(a)	2,103	2,511
Liabilities
Borrowings and bank deposits(b)(d)	(a)	(443,097)	(449,403)	(a)	(470,520)	(482,724)
Investment contract benefits	(a)	(3,493)	(4,240)	(a)	(3,726)	(4,264)
Guaranteed investment contracts	–	(4,226)	(4,266)	–	(5,502)	(5,524)
Insurance - credit life(e)	1,944	(106)	(88)	1,825	(103)	(69)

(a)	These financial instruments do not have notional amounts.

(b)	See Note 8.

(c)	Principally cost method investments.

(d)
Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at December 31, 2011 and 2010 would have been reduced by $9,051 million and $4,298 million, respectively.

(e)	Net of reinsurance of $2,000 million and $2,800 million at December 31, 2011 and 2010, respectively.

A description of how we estimate fair values follows.

Loans

Based on a discounted future cash flows methodology, using current market interest rate data adjusted for inherent credit risk or quoted market prices and recent transactions, if available.

Borrowings and bank deposits

Based on valuation methodologies using current market interest rate data which are comparable to market quotes adjusted for our non-performance risk.

Investment contract benefits

Based on expected future cash flows, discounted at currently offered rates for immediate annuity contracts or the income approach for single premium deferred annuities.

Guaranteed investment contracts

Based on valuation methodologies using current market interest rate data, adjusted for our non-performance risk.

All other instruments

Based on observable market transactions and/or valuation methodologies using current market interest rate data adjusted for inherent credit risk.

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about certain categories in the table above follows.

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Insurance – credit life

Certain insurance affiliates, primarily in Consumer, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid. As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to policyholders.

Loan Commitments

	Notional amount
December 31 (In millions)	2011	2010

Ordinary course of business lending commitments(a)	$3,756	$3,853
Unused revolving credit lines(b)
Commercial(c)	18,757	21,314
Consumer - principally credit cards	257,646	227,006

(a)	Excluded investment commitments of $2,064 million and $1,990 million as of December 31, 2011 and 2010, respectively.

(b)	Excluded inventory financing arrangements, which may be withdrawn at our option, of $12,354 million and $12,303 million as of December 31, 2011 and 2010, respectively.

(c)
Included commitments of $14,057 million and $16,243 million as of December 31, 2011 and 2010, respectively, associated with secured financing arrangements that could have increased to a maximum of $17,344 million and $20,268 million at December 31, 2011 and 2010, respectively, based on asset volume under the arrangement.

Derivatives and hedging

As a matter of policy, we use derivatives for risk management purposes, and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including market related factors that affect the type of debt we can issue.

The notional amounts of derivative contracts represent the basis upon which interest and other payments are calculated and are reported gross, except for offsetting foreign currency forward contracts that are executed in order to manage our currency risk of net investment in foreign subsidiaries. Of the outstanding notional amount of $298,000 million, approximately 98% or $292,000 million, is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The remaining derivative activities primarily relate to hedging against adverse changes in currency exchange rates and commodity prices related to anticipated sales and purchases and contracts containing certain clauses which meet the accounting definition of a derivative. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings currently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected currently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

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The following table provides information about the fair value of our derivatives by contract type, separating those accounted for as hedges and those that are not.

	At December 31, 2011		At December 31, 2010
	Fair value		Fair value
(In millions)	Assets	Liabilities	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$9,445	$1,049	$5,959	$2,675
Currency exchange contracts	4,159	3,088	2,915	2,422
Other contracts	–	–	–	–
	13,604	4,137	8,874	5,097

Derivatives not accounted for as hedges
Interest rate contracts	314	241	294	552
Currency exchange contracts	1,001	123	1,281	653
Other contracts	71	22	274	50
	1,386	386	1,849	1,255

Netting adjustments(a)	(3,009)	(2,998)	(3,646)	(3,637)

Cash collateral(b)(c)	(2,310)	(1,027)	(2,043)	(1,385)

Total	$9,671	$498	$5,034	$1,330

Derivatives are classified in the captions “Other assets” and “Other liabilities” in our financial statements.

(a)
The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts included fair value adjustments related to our own and counterparty non-performance risk. At December 31, 2011 and 2010, the cumulative adjustment for non-performance risk was a loss of $11 million and $9 million, respectively.

(b)	Excludes excess collateralization of $579 million at December 31, 2011 and an insignificant amount at December 31, 2010.

(c)	Excludes securities pledged to us as collateral of $10,346 million and $5,335 million at December 31, 2011 and 2010, respectively.

Fair value hedges

We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate debt. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings within interest along with offsetting adjustments to the carrying amount of the hedged debt. The following table provides information about the earnings effects of our fair value hedging relationships for the years ended December 31, 2011 and 2010.

	Year ended December 31,		Year ended December 31,
	2011		2010
(In millions)	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
	derivatives	items	derivatives	items

Interest rate contracts	$5,888	$(6,322)	$2,387	$(2,924)
Currency exchange contracts	119	(144)	47	(60)

Fair value hedges resulted in $(459) million and $(550) million of ineffectiveness in 2011 and 2010, respectively. In both 2011 and 2010, there were insignificant amounts excluded from the assessment of effectiveness.

Cash flow hedges

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously and in the same caption with the earnings effects of the hedged transaction.

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The following table provides information about the amounts recorded in AOCI, as well as the gain (loss) recorded in earnings, primarily in interest, when reclassified out of AOCI, for the years ended December 31, 2011 and 2010.

	Gain (loss) recognized		Gain (loss) reclassified from
	in AOCI for		AOCI into earnings for
	the year ended December 31,		the year ended December 31,
(In millions)	2011	2010	2011	2010

Cash flow hedges
Interest rate contracts	$(302)	$(571)	$(821)	$(1,352)
Currency exchange contracts	(338)	(413)	(487)	(380)
Commodity contracts	–	5	–	–
Total	$(640)	$(979)	$(1,308)	$(1,732)

The total pre-tax amount in AOCI related to cash flow hedges of forecasted transactions was a $1,314 million loss at December 31, 2011. We expect to transfer $615 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In 2011, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At December 31, 2011 and 2010, the maximum term of derivative instruments that hedge forecasted transactions was 21 years and 22 years, respectively.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness are both reflected in earnings each reporting period. These amounts are primarily reported in revenues from services and totaled $31 million and $16 million for the years ended December 31, 2011 and 2010, respectively.

Net investment hedges in foreign operations

We use currency exchange derivatives to protect our net investments in global operations conducted in non-U.S. dollar currencies. For derivatives that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the derivative are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold. The change in fair value of the forward points, which reflects the interest rate differential between the two countries on the derivative, is excluded from the effectiveness assessment.

The following table provides information about the amounts recorded in AOCI for the years ended December 31, 2011 and 2010, as well as the gain (loss) recorded in revenues from services when reclassified out of AOCI.

	Gain (loss) recognized		Gain (loss) reclassified
	in CTA for the year ended December 31,		from CTA for the year ended December 31,
(In millions)	2011	2010	2011	2010

Net investment hedges
Currency exchange contracts	$1,232	$(2,023)	$(716)	$56

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(1,345) million and $(906) million for the years ended December 31, 2011 and 2010, respectively, and are recorded in interest.

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Free-standing derivatives

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are typically recorded in revenues from services based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Losses for the year ended December 31, 2011 on derivatives not designated as hedges were $(667) million composed of amounts related to interest rate contracts of $(25) million, currency exchange contracts of $(666) million, and other derivatives of $24 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged. Losses for the year ended December 31, 2010 on derivatives not designated as hedges, without considering the offsetting earnings effects from the item representing the economic risk exposure, were $(533) million composed of amounts related to interest rate contracts of $209 million, currency exchange contracts of $(763) million, and other derivatives of $21 million.

Counterparty credit risk

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we net our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasuries) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. At December 31, 2011, our exposure to counterparties, including interest due, net of collateral we hold, was $802 million. The fair value of such collateral was $12,679 million, of which $2,333 million was cash and $10,346 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $1,111 million at December 31, 2011.

Additionally, our master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. The net amount relating to our derivative liability subject to these provisions, after consideration of collateral posted by us, and outstanding interest payments, was $880 million at December 31, 2011.

NOTE 16. SUPPLEMENTAL INFORMATION ABOUT THE CREDIT QUALITY OF FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

We provide further detailed information about the credit quality of our Commercial, Real Estate and Consumer financing receivables portfolios. For each portfolio, we describe the characteristics of the financing receivables and provide information about collateral, payment performance, credit quality indicators, and impairment. We manage these portfolios using delinquency and nonearning data as key performance indicators. The categories used within this section such as impaired loans, TDR and nonaccrual financing receivables are defined by the authoritative guidance and we base our categorization on the related scope and definitions contained in the related standards. The categories of nonearning and delinquent are defined by us and are used in our process for managing our financing receivables. Definitions of these categories are provided in Note 1.

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COMMERCIAL

Financing Receivables and Allowance for Losses

The following table provides further information about general and specific reserves related to Commercial financing receivables.

Commercial	Financing receivables at
	December 31,	December 31,
(In millions)	2011	2010

CLL
Americas(a)	$80,505	$88,558
Europe	36,899	37,498
Asia	11,635	11,943
Other(a)	436	664
Total CLL	129,475	138,663

Energy Financial Services	5,912	7,011

GECAS	11,901	12,615

Other	1,282	1,788

Total Commercial financing receivables, before allowance for losses	$148,570	$160,077

Non-impaired financing receivables	$142,908	$154,257
General reserves	718	1,014

Impaired loans	5,662	5,820
Specific reserves	812	1,031

(a)	During 2011, we transferred our Railcar lending and leasing portfolio from CLL Other to CLL Americas. Prior-period amounts were reclassified to conform to the current-period presentation.

Past Due Financing Receivables

The following table displays payment performance of Commercial financing receivables.

	At
Commercial	December 31, 2011		December 31, 2010
	Over 30 days	Over 90 days	Over 30 days	Over 90 days
	past due	past due	past due	past due

CLL
Americas	1.3%	0.8%	1.2%	0.8%
Europe	3.8	2.1	4.2	2.3
Asia	1.3	1.0	2.2	1.4
Other	2.0	0.1	2.4	1.2
Total CLL	2.0	1.2	2.1	1.3

Energy Financial Services	0.3	0.3	0.9	0.8

GECAS	–	–	–	–

Other	3.7	3.5	5.8	5.5

Total	1.8	1.1	1.9	1.2

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Nonaccrual Financing Receivables

The following table provides further information about Commercial financing receivables that are classified as nonaccrual. Of our $4,718 million and $5,463 million of nonaccrual financing receivables at December 31, 2011 and December 31, 2010, respectively, $1,227 million and $1,016 million are currently paying in accordance with their contractual terms, respectively.

Commercial	Nonaccrual financing		Nonearning financing
	receivables at		receivables at
	December 31,	December 31,	December 31,	December 31,
(Dollars in millions)	2011	2010	2011	2010

CLL
Americas	$2,417	$3,208	$1,862	$2,573
Europe	1,599	1,415	1,167	1,241
Asia	428	616	269	406
Other	68	7	11	6
Total CLL	4,512	5,246	3,309	4,226

Energy Financial Services	22	78	22	62

GECAS	69	–	55	–

Other	115	139	65	102
Total	$4,718	$5,463	$3,451	$4,390

Allowance for losses percentage	32.4%	37.4%	44.3%	46.6%

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Impaired Loans

The following table provides information about loans classified as impaired and specific reserves related to Commercial.

Commercial(a)	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment in	investment	principal	Associated	investment in
(In millions)	in loans	balance	loans	in loans	balance	allowance	loans

December 31, 2011

CLL
Americas	$2,136	$2,219	$2,128	$1,367	$1,415	$425	$1,468
Europe	936	1,060	1,001	730	717	263	602
Asia	85	83	94	156	128	84	214
Other	54	58	13	11	11	2	5
Total CLL	3,211	3,420	3,236	2,264	2,271	774	2,289
Energy Financial Services	4	4	20	18	18	9	87
GECAS	28	28	59	–	–	–	11
Other	62	63	67	75	75	29	97
Total	$3,305	$3,515	$3,382	$2,357	$2,364	$812	$2,484

December 31, 2010

CLL
Americas	$2,030	$2,127	$1,547	$1,699	$1,744	$589	$1,754
Europe	802	674	629	566	566	267	563
Asia	119	117	117	338	303	132	334
Other	–	–	9	–	–	–	–
Total CLL	2,951	2,918	2,302	2,603	2,613	988	2,651
Energy Financial Services	54	61	76	24	24	6	70
GECAS	24	24	50	–	–	–	31
Other	58	57	30	106	99	37	82
Total	$3,087	$3,060	$2,458	$2,733	$2,736	$1,031	$2,834

(a)
We recognized $193 million and $88 million of interest income, including $59 million and $39 million on a cash basis, for the years ended December 31, 2011 and 2010, respectively, principally in our CLL Americas business. The total average investment in impaired loans for the years ended December 31, 2011 and 2010 was $5,866 million and $5,292 million, respectively.

Impaired loans classified as TDRs in our CLL business were $3,642 million and $2,911 million at December 31, 2011 and 2010, respectively, and were primarily attributable to CLL Americas ($2,746 million and $2,347 million, respectively). For the year ended December 31, 2011, we modified $1,856 million of loans classified as TDRs, primarily in CLL Americas ($1,105 million) and CLL EMEA ($646 million). Changes to these loans primarily included debt to equity exchange, extensions, interest only payment periods and forbearance or other actions, which are in addition to, or sometimes in lieu of, fees and rate increases. Of our modifications classified as TDRs in the last year, $101 million have subsequently experienced a payment default.

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Credit Quality Indicators

Substantially all of our Commercial financing receivables portfolio is secured lending and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower’s credit quality along with any related collateral protection.

Our internal risk ratings process is an important source of information in determining our allowance for losses and represents a comprehensive, statistically validated approach to evaluate risk in our financing receivables portfolios. In deriving our internal risk ratings, we stratify our Commercial portfolios into twenty-one categories of default risk and/or six categories of loss given default to group into three categories: A, B and C. Our process starts by developing an internal risk rating for our borrowers, which are based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, equity prices and other commercial borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and validation controls. The frequency of rating updates is set by our credit risk policy, which requires annual Audit Committee approval. The models are updated on a regular basis and statistically validated annually, or more frequently as circumstances warrant.

The table below summarizes our Commercial financing receivables by risk category. As described above, financing receivables are assigned one of twenty-one risk ratings based on our process and then these are grouped by similar characteristics into three categories in the table below. Category A is characterized by either high credit quality borrowers or transactions with significant collateral coverage which substantially reduces or eliminates the risk of loss in the event of borrower default. Category B is characterized by borrowers with weaker credit quality than those in Category A, or transactions with moderately strong collateral coverage which minimizes but may not fully mitigate the risk of loss in the event of default. Category C is characterized by borrowers with higher levels of default risk relative to our overall portfolio or transactions where collateral coverage may not fully mitigate a loss in the event of default.

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Commercial	Secured
(In millions)	A	B	C	Total

December 31, 2011

CLL
Americas(a)	$73,103	$2,816	$4,586	$80,505
Europe	33,481	1,080	1,002	35,563
Asia	10,644	116	685	11,445
Other(a)	345	–	91	436
Total CLL	117,573	4,012	6,364	127,949

Energy Financial Services	5,727	24	18	5,769

GECAS	10,881	970	50	11,901

Other	1,282	–	–	1,282
Total	$135,463	$5,006	$6,432	$146,901

December 31, 2010

CLL
Americas(a)	$78,939	$4,103	$5,516	$88,558
Europe	33,642	840	1,262	35,744
Asia	10,777	199	766	11,742
Other(a)	544	66	54	664
Total CLL	123,902	5,208	7,598	136,708

Energy Financial Services	6,775	183	53	7,011

GECAS	11,034	1,193	388	12,615

Other	1,788	–	–	1,788
Total	$143,499	$6,584	$8,039	$158,122

(a)	During 2011, we transferred our Railcar lending and leasing portfolio from CLL Other to CLL Americas. Prior-period amounts were reclassified to conform to the current-period presentation.

For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigates our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss. Secured financing receivables within risk Category C are predominantly in our CLL businesses and are primarily composed of senior term lending facilities and factoring programs secured by various asset types including inventory, accounts receivable, cash, equipment and related business facilities as well as franchise finance activities secured by underlying equipment.

Loans within Category C are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms. Our internal risk rating process identifies credits warranting closer monitoring; and as such, these loans are not necessarily classified as nonearning or impaired.

Substantially all of our unsecured Commercial financing receivables portfolio is attributable to our Interbanca S.p.A. and GE Sanyo Credit acquisitions in Europe and Asia, respectively. At December 31, 2011 and December 31, 2010, these financing receivables included $325 million and $208 million rated A, $748 million and $964 million rated B, and $596 million and $783 million rated C, respectively.

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REAL ESTATE

Financing Receivables and Allowance for Losses

The following table provides further information about general and specific reserves related to Real Estate financing receivables.

Real Estate	Financing receivables at
	December 31,	December 31,
(In millions)	2011	2010

Debt	$24,501	$30,249
Business Properties	8,248	9,962

Total Real Estate financing receivables, before allowance for losses	$32,749	$40,211

Non-impaired financing receivables	$24,002	$30,394
General reserves	267	338

Impaired loans	8,747	9,817
Specific reserves	822	1,150

Past Due Financing Receivables

The following table displays payment performance of Real Estate financing receivables.

	At
Real Estate	December 31, 2011		December 31, 2010
	Over 30 days	Over 90 days	Over 30 days	Over 90 days
	past due	past due	past due	past due

Debt	2.4%	2.3%	4.3%	4.1%
Business Properties	3.9	3.0	4.6	3.9
Total	2.8	2.5	4.4	4.0

Nonaccrual Financing Receivables

The following table provides further information about Real Estate financing receivables that are classified as nonaccrual. Of our $6,949 million and $9,719 million of nonaccrual financing receivables at December 31, 2011 and December 31, 2010, respectively, $6,061 million and $7,888 million are currently paying in accordance with their contractual terms, respectively.

Real Estate	Nonaccrual financing		Nonearning financing
	receivables at		receivables at
	December 31,	December 31,	December 31,	December 31,
(Dollars in millions)	2011	2010	2011	2010

Debt	$6,351	$9,039	$541	$961
Business Properties	598	680	249	386
Total	$6,949	$9,719	$790	$1,347

Allowance for losses percentage	15.7%	15.3%	137.8%	110.5%

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Impaired Loans

The following table provides information about loans classified as impaired and specific reserves related to Real Estate.

Real Estate(a)	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment	investment	principal	Associated	investment
(In millions)	in loans	balance	in loans	in loans	balance	allowance	in loans

December 31, 2011

Debt	$3,558	$3,614	$3,568	$4,560	$4,652	$717	$5,435
Business Properties	232	232	215	397	397	105	460
Total	$3,790	$3,846	$3,783	$4,957	$5,049	$822	$5,895

December 31, 2010

Debt	$2,814	$2,873	$1,598	$6,323	$6,498	$1,007	$6,116
Business Properties	191	213	141	489	476	143	382
Total	$3,005	$3,086	$1,739	$6,812	$6,974	$1,150	$6,498

(a)
We recognized $399 million and $189 million of interest income, including $339 million and $189 million on a cash basis, for the years ended December 31, 2011 and 2010, respectively, principally in our Real Estate-Debt portfolio. The total average investment in impaired loans for the years ended December 31, 2011 and 2010 was $9,678 million and $8,237 million, respectively.

Real Estate TDRs increased from $4,866 million at December 31, 2010 to $7,006 million at December 31, 2011, primarily driven by loans scheduled to mature during 2011, some of which were modified during 2011 and classified as TDRs upon modification. We deem loan modifications to be TDRs when we have granted a concession to a borrower experiencing financial difficulty and we do not receive adequate compensation in the form of an effective interest rate that is at current market rates of interest given the risk characteristics of the loan or other consideration that compensates us for the value of the concession. The limited liquidity and higher return requirements in the real estate market for loans with higher loan-to-value (LTV) ratios has typically resulted in the conclusion that the modified terms are not at current market rates of interest, even if the modified loans are expected to be fully recoverable. For the year ended December 31, 2011, we modified $3,965 million of loans classified as TDRs, substantially all in our Debt portfolio. Changes to these loans primarily included maturity extensions, principal payment acceleration, changes to collateral or covenant terms and cash sweeps, which are in addition to, or sometimes in lieu of, fees and rate increases. Of our modifications classified as TDRs in the last year, $140 million have subsequently experienced a payment default.

Credit Quality Indicators

Due to the primarily non-recourse nature of our Debt portfolio, loan-to-value ratios provide the best indicators of the credit quality of the portfolio. By contrast, the credit quality of the Business Properties portfolio is primarily influenced by the strength of the borrower’s general credit quality, which is reflected in our internal risk rating process, consistent with the process we use for our Commercial portfolio.

	Loan-to-value ratio at
	December 31, 2011			December 31, 2010
	Less than	80% to	Greater than	Less than	80% to	Greater than
(In millions)	80%	95%	95%	80%	95%	95%

Debt	$14,454	$4,593	$5,454	$12,362	$9,392	$8,495

	Internal Risk Rating at
	December 31, 2011			December 31, 2010
(In millions)	A	B	C	A	B	C

Business Properties	$7,628	$110	$510	$8,746	$437	$779

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Within Real Estate-Debt, these financing receivables are primarily concentrated in our North American and European Lending platforms and are secured by various property types. A substantial majority of the Real Estate-Debt financing receivables with loan-to-value ratios greater than 95% are paying in accordance with contractual terms. Substantially all of these loans and substantially all of the Real Estate-Business Properties financing receivables included in Category C are impaired loans which are subject to the specific reserve evaluation process described in Note 1. The ultimate recoverability of impaired loans is driven by collection strategies that do not necessarily depend on the sale of the underlying collateral and include full or partial repayments through third-party refinancing and restructurings.

CONSUMER

At December 31, 2011, our U.S. consumer financing receivables included private-label credit card and sales financing for approximately 56 million customers across the U.S. with no metropolitan area accounting for more than 5% of the portfolio. Of the total U.S. consumer financing receivables, approximately 65% relate to credit card loans, which are often subject to profit and loss sharing arrangements with the retailer (which are recorded in revenues), and the remaining 35% are sales finance receivables, which provide financing to customers in areas such as electronics, recreation, medical and home improvement.

Financing Receivables and Allowance for Losses

The following table provides further information about general and specific reserves related to Consumer financing receivables.

Consumer	Financing receivables at
	December 31,	December 31,
(In millions)	2011	2010

Non-U.S. residential mortgages	$35,550	$39,269
Non-U.S. installment and revolving credit	18,544	20,132
U.S. installment and revolving credit	46,689	43,974
Non-U.S. auto	5,691	7,558
Other	7,244	8,304
Total Consumer financing receivables, before allowance for losses	$113,718	$119,237

Non-impaired financing receivables	$110,825	$116,881
General reserves	2,891	3,866

Impaired loans	2,893	2,356
Specific reserves	680	520

Past Due Financing Receivables

The following table displays payment performance of Consumer financing receivables.

	At
Consumer	December 31, 2011		December 31, 2010
	Over 30 days	Over 90 days	Over 30 days	Over 90 days
	past due	past due(a)	past due	past due(a)

Non-U.S. residential mortgages	12.3%	7.9%	12.9%	8.2%
Non-U.S. installment and revolving credit	4.1	1.2	4.5	1.3
U.S. installment and revolving credit	5.0	2.2	6.2	2.8
Non-U.S. auto	3.1	0.5	3.3	0.6
Other	3.5	2.0	4.2	2.3
Total	6.9	3.7	7.8	4.2

(a)
Included $45 million and $65 million of loans at December 31, 2011 and December 31, 2010, respectively, which are over 90 days past due and accruing interest, mainly representing accretion on loans acquired at a discount.

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Nonaccrual Financing Receivables

The following table provides further information about Consumer financing receivables that are classified as nonaccrual.

	Nonaccrual financing		Nonearning financing
Consumer	receivables at		receivables at
	December 31,	December 31,	December 31,	December 31,
(Dollars in millions)	2011	2010	2011	2010

Non-U.S. residential mortgages	$2,995	$3,501	$2,870	$3,252
Non-U.S. installment and revolving credit	321	302	263	289
U.S. installment and revolving credit	990	1,201	990	1,201
Non-U.S. auto	43	46	43	46
Other	487	600	419	478
Total	$4,836	$5,650	$4,585	$5,266

Allowance for losses percentage	73.8%	77.6%	77.9%	83.3%

Impaired Loans

The vast majority of our Consumer nonaccrual financing receivables are smaller balance homogeneous loans evaluated collectively, by portfolio, for impairment and therefore are outside the scope of the disclosure requirement for impaired loans. Accordingly, impaired loans in our Consumer business represent restructured smaller balance homogeneous loans meeting the definition of a TDR, and are therefore subject to the disclosure requirement for impaired loans, and commercial loans in our Consumer–Other portfolio. The recorded investment of these impaired loans totaled $2,893 million (with an unpaid principal balance of $2,488 million) and comprised $69 million with no specific allowance, primarily all in our Consumer–Other portfolio, and $2,824 million with a specific allowance of $680 million at December 31, 2011. The impaired loans with a specific allowance included $369 million with a specific allowance of $102 million in our Consumer–Other portfolio and $2,455 million with a specific allowance of $578 million across the remaining Consumer business and had an unpaid principal balance and average investment of $2,053 million and $2,150 million, respectively, at December 31, 2011. We recognized $141 million and $114 million of interest income, including $15 million and $30 million on a cash basis, for the years ended December 31, 2011 and 2010, respectively, principally in our Consumer–Non-U.S. and U.S. installment and revolving credit portfolios. The total average investment in impaired loans for the years ended December 31, 2011 and 2010 was $2,623 million and $1,854 million, respectively.

Impaired loans classified as TDRs in our Consumer business were $2,723 million and $2,064 million at December 31, 2011 and 2010, respectively. We utilize certain loan modification programs for borrowers experiencing financial difficulties in our Consumer loan portfolio. These loan modification programs primarily include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract, and are primarily concentrated in our non-U.S. residential mortgage and U.S. credit card portfolios. For the year ended December 31, 2011, we modified $1,924 million of consumer loans for borrowers experiencing financial difficulties, which are classified as TDRs, and included $974 million of non-U.S. consumer loans, primarily residential mortgages, credit cards and personal loans and approximately $950 million of credit card loans in the U.S. We expect borrowers whose loans have been modified under these programs to continue to be able to meet their contractual obligations upon the conclusion of the modification. For loans modified as TDRs in the last year, $240 million have subsequently experienced a payment default, primarily in our U.S. credit card and non-U.S. residential mortgage portfolios.

Credit Quality Indicators

Our Consumer financing receivables portfolio comprises both secured and unsecured lending. Secured financing receivables comprise residential loans and lending to small and medium-sized enterprises predominantly secured by auto and equipment, inventory finance and cash flow loans. Unsecured financing receivables include private-label credit card financing. A substantial majority of these cards are not for general use and are limited to the products and services sold by the retailer. The private label portfolio is diverse with no metropolitan area accounting for more than 5% of the related portfolio.

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Non-U.S. residential mortgages

For our secured non-U.S. residential mortgage book, we assess the overall credit quality of the portfolio through loan-to-value ratios (the ratio of the outstanding debt on a property to the value of that property at origination). In the event of default and repossession of the underlying collateral, we have the ability to remarket and sell the properties to eliminate or mitigate the potential risk of loss. The table below provides additional information about our non-U.S. residential mortgages based on loan-to-value ratios.

	Loan-to-value ratio at
	December 31, 2011			December 31, 2010
	80% or	Greater than	Greater than	80% or	Greater than	Greater than
(In millions)	less	80% to 90%	90%	less	80% to 90%	90%

Non-U.S. residential mortgages	$19,834	$6,087	$9,629	$21,812	$6,920	$10,537

The majority of these financing receivables are in our U.K. and France portfolios and have re-indexed loan-to-value ratios of 84% and 56%, respectively. We have third-party mortgage insurance for approximately 68% of the balance of Consumer non-U.S. residential mortgage loans with loan-to-value ratios greater than 90% at December 31, 2011. Such loans were primarily originated in the U.K. and France.

Installment and Revolving Credit

For our unsecured lending products, including the non-U.S. and U.S. installment and revolving credit and non-U.S. auto portfolios, we assess overall credit quality using internal and external credit scores. Our internal credit scores imply a probability of default which we consistently translate into three approximate credit bureau equivalent credit score categories, including (a) 681 or higher which are considered the strongest credits; (b) 615 to 680, considered moderate credit risk; and (c) 614 or less, which are considered weaker credits.

	Internal ratings translated to approximate credit bureau equivalent score at
	December 31, 2011			December 31, 2010
	681 or	615 to	614 or	681 or	615 to	614 or
(In millions)	higher	680	less	higher	680	less

Non-U.S. installment and
revolving credit	$9,913	$4,838	$3,793	$10,192	$5,749	$4,191
U.S. installment and
revolving credit	28,918	9,398	8,373	25,940	8,846	9,188
Non-U.S. auto	3,927	1,092	672	5,379	1,330	849

Of those financing receivable accounts with credit bureau equivalent scores of 614 or less at December 31, 2011, 95% relate to installment and revolving credit accounts. These smaller balance accounts have an average outstanding balance less than one thousand U.S. dollars and are primarily concentrated in our retail card and sales finance receivables in the U.S. (which are often subject to profit and loss sharing arrangements), and closed-end loans outside the U.S., which minimizes the potential for loss in the event of default. For lower credit scores, we adequately price for the incremental risk at origination and monitor credit migration through our risk ratings process. We continuously adjust our credit line underwriting management and collection strategies based on customer behavior and risk profile changes.

Consumer – Other

Secured lending in Consumer – Other comprises loans to small and medium-sized enterprises predominantly secured by auto and equipment, inventory finance and cash flow loans. We develop our internal risk ratings for this portfolio in a manner consistent with the process used to develop our Commercial credit quality indicators, described above. We use the borrower’s credit quality and underlying collateral strength to determine the potential risk of loss from these activities.

At December 31, 2011, Consumer – Other financing receivables of $5,580 million, $757 million and $907 million were rated A, B, and C, respectively. At December 31, 2010, Consumer – Other financing receivables of $6,415 million, $822 million and $1,067 million were rated A, B, and C, respectively.

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NOTE 17. VARIABLE INTEREST ENTITIES

We securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business. The securitization transactions we engage in are similar to those used by many financial institutions. These securitization transactions serve as alternative funding sources for a variety of diversified lending and securities transactions. Historically, we have used both GECC-supported and third-party VIEs to execute off-balance sheet securitization transactions funded in the commercial paper and term markets. The largest group of VIEs that we are involved with are former QSPEs, which under guidance in effect through December 31, 2009 were excluded from the scope of consolidation standards based on their characteristics. Except as noted below, investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in 2011 or 2010.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, contingent payments, as well as other contractual arrangements that have potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

Consolidated Variable Interest Entities

We consolidate VIEs because we have the power to direct the activities that significantly affect the VIEs economic performance, typically because of our role as either servicer or manager for the VIE. Our consolidated VIEs fall into three main groups, which are further described below:

•
Trinity comprises two consolidated entities that hold investment securities, the majority of which are investment grade, and are funded by the issuance of GICs. These entities were consolidated in 2003 and ceased issuing new investment contracts beginning in the first quarter of 2010. Since 2004, GECC has fully guaranteed repayment of these entities’ GIC obligations. These obligations include conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1. To the extent that amounts due were to exceed the ultimate value of proceeds realized from Trinity assets, GECC would be required to provide such excess amount. Following the April 3, 2012 Moody’s downgrade of GECC’s long-term credit ratings to A1, substantially all of these GICs became redeemable by the holders. On May 1, 2012, holders of $1,989 million of GICs redeemed their holdings and GECC made related cash payments. The remaining outstanding GICs will continue to be subject to the existing terms and maturities of their respective contracts.

•
Consolidated Securitization Entities (CSEs) comprise primarily our previously unconsolidated QSPEs that were consolidated on January 1, 2010 in connection with our adoption of ASU 2009-16 & 17. These entities were created to facilitate securitization of financial assets and other forms of asset-backed financing which serve as an alternative funding source by providing access to the commercial paper and term markets. The securitization transactions executed with these entities are similar to those used by many financial institutions and substantially all are non-recourse. We provide servicing for substantially all of the assets in these entities.

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The financing receivables in these entities have similar risks and characteristics to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other financing receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expenses of the entity. Excess cash flows are available to GECC. The creditors of these entities have no claim on other assets of GECC.

•
Other remaining assets and liabilities of consolidated VIEs relate primarily to four categories of entities: (1) enterprises we acquired that had previously created asset-backed financing entities to fund commercial, middle-market and equipment loans; we are the collateral manager for these entities; (2) joint ventures that lease light industrial equipment; (3) other entities that are involved in power generating and leasing activities; and (4) insurance entities that, among other lines of business, provide property and casualty and workers’ compensation coverage for GE.

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The table below summarizes the assets and liabilities of consolidated VIEs described above.

		Consolidated Securitization Entities (a)

		Credit				Trade
(In millions)	Trinity	Cards	(b)(c)	Equipment(c)(d)	Real Estate	Receivables	Other	(d)	Total

December 31, 2011
Assets(e)
Financing receivables, net	$–	$19,229		$10,523	$3,521	$1,614	$2,973		$37,860
Investment securities	4,289	–		–	–	–	1,031		5,320
Other assets	389	17		283	210	–	2,250		3,149
Total	$4,678	$19,246		$10,806	$3,731	$1,614	$6,254		$46,329

Liabilities(e)
Borrowings	$–	$–		$2	$25	$–	$821		$848
Non-recourse borrowings	–	14,184		8,166	3,659	1,769	980		28,758
Other liabilities	4,456	37		–	19	23	1,312		5,847
Total	$4,456	$14,221		$8,168	$3,703	$1,792	$3,113		$35,453

December 31, 2010
Assets(e)
Financing receivables, net	$–	$20,570		$9,431	$4,233	$1,882	$3,356		$39,472
Investment securities	5,706	–		–	–	–	964		6,670
Other assets	283	17		234	209	99	2,198		3,040
Total	$5,989	$20,587		$9,665	$4,442	$1,981	$6,518		$49,182

Liabilities(e)
Borrowings	$–	$–		$184	$25	$–	$925		$1,134
Non-recourse borrowings	–	12,824		8,091	4,294	2,970	1,265		29,444
Other liabilities	5,690	132		8	4	–	825		6,659
Total	$5,690	$12,956		$8,283	$4,323	$2,970	$3,015		$37,237

(a)
Includes entities consolidated on January 1, 2010 by the initial application of ASU 2009-16 & 17. On January 1, 2010, we consolidated financing receivables of $39,463 million and investment securities of $1,015 million and non-recourse borrowings of $36,112 million. At December 31, 2011, financing receivables of $30,730 million and non-recourse borrowings of $24,502 million remained outstanding in respect of those entities.

(b)
In February 2011, the capital structure of one of our consolidated credit card securitization entities changed and it is now consolidated under the voting interest model and accordingly is no longer reported in the table above. The entity’s assets and liabilities at December 31, 2010 were $2,875 million and $525 million, respectively.

(c)
We provide servicing to the CSEs and are contractually permitted to commingle cash collected from customers on financing receivables sold to investors with our own cash prior to payment to a CSE, provided our short-term credit rating does not fall below A-1/P-1. We are also owed amounts from the CSEs related to purchased financial assets which have yet to be funded or available excess cash flows due to GE. At December 31, 2011, the amounts owed to the CSEs and receivable from the CSEs were $5,655 million and $5,165 million, respectively.

(d)
In certain transactions entered into prior to December 31, 2004, we provided contractual credit and liquidity support to third parties who funded the purchase of securitized or participated interests in assets. In December 2011, a third party required that we pay $816 million under these arrangements to purchase an asset. At December 31, 2011, we have no remaining credit or liquidity support obligations to these entities.

(e)
Asset amounts exclude intercompany receivables for cash collected on behalf of the entities by GE as servicer, which are eliminated in consolidation. Such receivables provide the cash to repay the entities’ liabilities. If these intercompany receivables were included in the table above, assets would be higher. In addition other assets, borrowings and other liabilities exclude intercompany balances that are eliminated in consolidation.

Revenues from services from our consolidated VIEs were $6,162 million and $6,914 million in 2011 and 2010, respectively. Related expenses consisted primarily of provisions for losses of $1,146 million and $1,596 million in 2011 and 2010, respectively, and interest of $593 million and $765 million in 2011 and 2010, respectively. These amounts do not include intercompany revenues and costs, principally fees and interest between GECC and the VIEs, which are eliminated in consolidation.

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Investments in Unconsolidated Variable Interest Entities

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of the entity, providing recourse and/or liquidity support, servicing the assets and receiving variable fees for services provided. We are not required to consolidate these entities because the nature of our involvement with the activities of the VIEs does not give us power over decisions that significantly affect their economic performance.

The largest unconsolidated VIE with which we are involved is Penske Truck Leasing (PTL), a joint venture and limited partnership formed in 1988 between Penske Truck Leasing Corporation (PTLC) and GE. PTLC is the sole general partner of PTL and an indirect wholly-owned subsidiary of Penske Corporation. PTL is engaged in truck leasing and support services, including full-service leasing, dedicated logistics support and contract maintenance programs, as well as rental operations serving commercial and consumer customers. At December 31, 2011, our investment of $7,038 million primarily comprised a 49.9% partnership interest of $889 million and loans and advances of $6,113 million. GECC continues to provide loans under long-term revolving credit and letter of credit facilities to PTL.

Other significant exposures to unconsolidated VIEs at December 31, 2011 include an investment in asset-backed securities issued by a senior secured loan fund ($4,009 million); investments in real estate entities ($2,515 million), which generally consist of passive limited partnership investments in tax-advantaged, multi-family real estate and investments in various European real estate entities; and exposures to joint ventures that purchase factored receivables ($1,823 million). The vast majority of our other unconsolidated entities consist of passive investments in various asset-backed financing entities.

The classification of our variable interests in these entities in our financial statements is based on the nature of the entity and the type of investment we hold. Variable interests in partnerships and corporate entities are classified as either equity method or cost method investments. In the ordinary course of business, we also make investments in entities in which we are not the primary beneficiary but may hold a variable interest such as limited partner interests or mezzanine debt investments. These investments are classified in two captions in our financial statements: “Other assets” for investments accounted for under the equity method, and “Financing receivables – net” for debt financing provided to these entities. Our investments in unconsolidated VIEs at December 31, 2011 and December 31, 2010 follow.

	At
	December 31, 2011			December 31, 2010
(In millions)	PTL	All other	Total	PTL	All other	Total

Other assets and investment
securities	$7,038	$7,318	$14,356	$5,790	$4,580	$10,370
Financing receivables – net	–	2,507	2,507	–	2,240	2,240
Total investments	7,038	9,825	16,863	5,790	6,820	12,610
Contractual obligations to fund
investments or guarantees	600	2,244	2,844	600	1,981	2,581
Revolving lines of credit	1,356	92	1,448	2,431	–	2,431
Total	$8,994	$12,161	$21,155	$8,821	$8,801	$17,622

In addition to the entities included in the table above, we also hold passive investments in RMBS, CMBS and ABS issued by VIEs. Such investments were, by design, investment grade at issuance and held by a diverse group of investors. Further information about such investments is provided in Note 3.

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NOTE 18. COMMITMENTS AND GUARANTEES

Commitments

GECAS had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $20,577 million and secondary orders with airlines for used aircraft of approximately $1,621 million at December 31, 2011.

Guarantees

At December 31, 2011, we were committed under the following guarantee arrangements beyond those provided on behalf of VIEs. See Note 17.

•
Credit Support. We have provided $4,876 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, or possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $48 million at December 31, 2011.

•
Indemnification Agreements. These are agreements that require us to fund up to $35 million at December 31, 2011 under residual value guarantees on a variety of leased equipment. Under most of our residual value guarantees, our commitment is secured by the leased asset. The liability for these indemnification agreements was $3 million at December 31, 2011. We also had $2,154 million of other indemnification commitments, substantially all of which relate to standard representations and warranties in sales of businesses or assets.

•
Contingent Consideration. These are agreements to provide additional consideration to a buyer or seller in a business combination if contractually specified conditions related to the acquisition or disposition are achieved. Adjustments to the proceeds from our sale of GE Money Japan are further discussed in Note 2. All other potential payments related to contingent consideration are insignificant.

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables, not netted against the liabilities.

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NOTE 19. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the “Proceeds from sales of discontinued operations” and “Proceeds from principal business dispositions” lines in the Statement of Cash Flows are net of cash disposed. Amounts reported in the “Payments for principal businesses purchased” line is net of cash acquired and included debt assumed and immediately repaid in acquisitions.

Amounts reported in the “All other operating activities” line in the Statement of Cash Flows consists primarily of adjustments to current and noncurrent accruals and deferrals of costs and expenses, adjustments for gains and losses on assets and adjustments to assets. GECC had non-cash transactions related to foreclosed properties and repossessed assets totaling $859 million, $1,915 million and $1,364 million in 2011, 2010 and 2009, respectively.

Certain supplemental information related to our cash flows is shown below.

	2011	2010	2009
(In millions)

All other operating activities
Net change in other assets	$215	$28	$(344)
Amortization of intangible assets	566	653	905
Net realized losses on investment securities	197	91	473
Cash collateral on derivative contracts	1,247	–	(6,858)
Change in other liabilities	(1,229)	(2,709)	(4,825)
Other	2,286	4,419	(916)
	$3,282	$2,482	$(11,565)

Net decrease (increase) in financing receivables
Increase in loans to customers	$(322,853)	$(309,548)	$(276,098)
Principal collections from customers - loans	332,548	327,139	275,234
Investment in equipment for financing leases	(9,610)	(10,065)	(9,403)
Principal collections from customers - financing leases	12,431	14,743	17,130
Net change in credit card receivables	(6,263)	(4,554)	(28,535)
Sales of financing receivables	8,117	5,331	58,555
	$14,370	$23,046	$36,883

All other investing activities
Purchases of securities by insurance activities	$(1,786)	$(1,712)	$(3,106)
Dispositions and maturities of securities by insurance activities	2,856	3,136	3,962
Other assets - investments	4,234	2,687	(279)
Change in other receivables	(128)	525	724
Other	2,125	5,324	3,353
	$7,301	$9,960	$4,654

Newly issued debt (maturities longer than 90 days)
Short-term (91 to 365 days)	$10	$2,496	$5,801
Long-term (longer than one year)	43,257	35,475	75,224
Proceeds - non-recourse, leveraged leases	–	–	48
	$43,267	$37,971	$81,073

Repayments and other debt reductions (maturities
longer than 90 days)
Short-term (91 to 365 days)	$(81,918)	$(95,170)	$(77,444)
Long-term (longer than one year)	(2,786)	(1,571)	(3,491)
Principal payments - non-recourse, leveraged leases	(732)	(638)	(680)
	$(85,436)	$(97,379)	$(81,615)

All other financing activities
Proceeds from sales of investment contracts	$4,396	$5,337	$7,840
Redemption of investment contracts	(6,230)	(8,647)	(10,713)
Other	42	(8)	182
	$(1,792)	$(3,318)	$(2,691)

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NOTE 20. OPERATING SEGMENTS

Basis for presentation

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in Note 1. Segment results include an allocation for a portion of corporate overhead costs, which include such items as employee compensation and benefits. Segment results reflect the discrete tax effect of transactions, but the intraperiod tax allocation is reflected outside of the segment unless otherwise noted in segment results.

Effects of transactions between related companies are made on an arms-length basis and are eliminated. As a wholly-owned subsidiary, GECC enters into various operating and financing arrangements with GE. These arrangements are made on an arms-length basis but are related party transactions and therefore require the following disclosures. At December 31, 2011 and 2010, financing receivables included $6,043 million and $6,175 million, respectively, of receivables from GE customers. At December 31, 2011 and 2010, other receivables included $5,016 million and $4,978 million, respectively, of receivables from GE. Property, plant and equipment included $1,100 million and $1,040 million, respectively, of property, plant and equipment leased to GE, net of accumulated depreciation. Borrowings included $3,044 million and $2,060 million, respectively, of amounts held by GE.

A description of our operating segments as of December 31, 2011, can be found below, and details of segment profit by operating segment can be found in the Summary of Operating Segments table in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CLL has particular mid-market expertise, and primarily offers collateralized loans, leases and other financial services to customers, including manufacturers, distributors and end-users for a variety of equipment and major capital assets. These assets include industrial-related facilities and equipment; vehicles; corporate aircraft; and equipment used in many industries, including the construction, manufacturing, transportation, media, communications, entertainment and healthcare industries.

Consumer offers a full range of financial products including private-label credit cards; personal loans; bank cards; auto loans and leases; mortgages; debt consolidation; home equity loans; deposits and other savings products; and small and medium enterprise lending on a global basis.

Real Estate offers a comprehensive range of capital and investment solutions and finances, with both equity and loan structures, the acquisition, refinancing and renovation of office buildings, apartment buildings, retail facilities, hotels, parking facilities and industrial properties.

Energy Financial Services offers financial products to the global energy industry including structured equity, debt, leasing, partnership financing, product finance, and broad-based commercial finance.

GECAS provides financial products to airlines, aircraft operators, owners, lenders and investors, including leases, and secured loans on commercial passenger aircraft, freighters and regional jets; engine leasing and financing services; aircraft parts solutions; and airport equity and debt financing.

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Revenues

	Total revenues			Intersegment revenues(a)			External revenues
(In millions)	2011	2010	2009	2011	2010	2009	2011	2010	2009

CLL(b)	$18,178	$18,447	$20,762	$78	$40	$47	$18,100	$18,407	$20,715
Consumer(b)	16,767	17,180	16,752	9	16	13	16,758	17,164	16,739
Real Estate	3,712	3,744	4,009	17	14	12	3,695	3,730	3,997
Energy Financial
Services	1,223	1,957	2,117	–	–	1	1,223	1,957	2,116
GECAS(b)	5,262	5,127	4,594	–	–	–	5,262	5,127	4,594
GECC corporate items
and eliminations	3,926	3,401	3,542	(104)	(70)	(73)	4,030	3,471	3,615
Total	$49,068	$49,856	$51,776	$–	$–	$–	$49,068	$49,856	$51,776

(a)	Sales from one component to another generally are priced at equivalent commercial selling prices.

(b)
During the first quarter of 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current period presentation.

Revenues from customers located in the United States were $25,891 million, $25,196 million and $26,121 million in 2011, 2010 and 2009, respectively. Revenues from customers located outside the United States were $23,177 million, $24,660 million and $25,655 million in 2011, 2010 and 2009, respectively.

	Depreciation and amortization			Provision (benefit) for income taxes
(In millions)	2011	2010	2009	2011	2010	2009

CLL	$4,533	$4,966	$5,996	$742	$280	$(536)
Consumer	268	280	359	1,345	867	(1,307)
Real Estate	707	801	919	(730)	(1,555)	(1,323)
Energy Financial Services	48	205	173	(115)	(44)	(177)
GECAS	2,045	2,080	1,700	96	(99)	(18)
GECC corporate items
and eliminations	82	73	64	(439)	(434)	(511)
Total	$7,683	$8,405	$9,211	$899	$(985)	$(3,872)

	Interest on loans(a)			Interest expense(b)
(In millions)	2011	2010	2009	2011	2010	2009

CLL	$5,628	$5,984	$5,839	$5,093	$5,638	$6,698
Consumer	11,965	12,008	9,764	4,011	4,418	5,019
Real Estate	1,822	2,119	2,099	2,407	2,578	2,919
Energy Financial Services	169	215	240	662	706	743
GECAS	364	346	374	1,504	1,441	1,392
GECC corporate items
and eliminations	108	138	160	189	(271)	69
Total	$20,056	$20,810	$18,476	$13,866	$14,510	$16,840

(a)	Represents one component of Revenues from services, see Note 12.

(b)	Represents total interest expense, see Statement of Earnings.

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	Assets(a)(b)(c)			Property, plant and equipment additions
	At December 31,			For the years ended December 31,
(In millions)	2011	2010	2009	2011	2010	2009

CLL	$193,869	$202,650	$210,742	$6,741	$3,941	$2,984
Consumer	138,534	146,691	149,853	78	44	148
Real Estate	60,873	72,630	81,505	4	17	5
Energy Financial Services	18,357	19,549	22,616	1	82	191
GECAS	48,821	49,106	48,178	3,029	3,582	3,100
GECC corporate items
and eliminations	124,082	114,629	137,478	29	8	17
Total	$584,536	$605,255	$650,372	$9,882	$7,674	$6,445

(a)	Assets of discontinued operations are included in GECC corporate items and eliminations for all periods presented.

(b)
Total assets of the CLL, Consumer, Energy Financial Services and GECAS operating segments at December 31, 2011, include investment in and advances to associated companies of $8,708 million, $6,586 million, $7,394 million and $901 million, respectively. Investments in and advances to associated companies contributed approximately $403 million, $1,340 million, $473 million and $121 million, respectively, to segment pre-tax income of the CLL, Consumer, Energy Financial Services and GECAS operating segments, respectively, for the year ended December 31, 2011.

(c)
Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest included total assets at December 31, 2011 and 2010 of $104,554 million and $180,015 million, respectively. Assets were primarily financing receivables of $57,477 million and $97,447 million at December 31, 2011 and 2010, respectively. Total liabilities at December 31, 2011 and 2010 were $77,208 million and $143,957 million, respectively, comprised primarily of debt of $46,170 million and $53,696 million at December 31, 2011 and 2010, respectively, and bank deposits of $20,980 million and $75,661 million at December 31, 2011 and 2010, respectively. Revenues for 2011, 2010 and 2009 totaled $15,898 million, $18,618 million and $17,579 million, respectively, and net earnings for 2011, 2010 and 2009 totaled $2,178 million, $3,811 million and $3,429 million, respectively.

Property, plant and equipment – net associated with operations based in the United States were $11,005 million, $10,497 million and $12,611 million at year-end 2011, 2010 and 2009, respectively. Property, plant and equipment – net associated with operations based outside the United States were $40,414 million, $43,271 million and $43,861 million at year-end 2011, 2010 and 2009, respectively.

NOTE 21. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions)	2011	2010	2011	2010	2011	2010	2011	2010

Total revenues	$13,036	$12,624	$12,440	$12,627	$12,015	$11,948	$11,577	$12,657
Earnings (loss) from continuing
operations before income taxes	2,250	189	1,981	617	1,616	428	1,763	917
Benefit (provision) for income taxes	(429)	347	(346)	120	(59)	384	(65)	134
Earnings from continuing operations	1,821	536	1,635	737	1,557	812	1,698	1,051
Earnings (loss) from discontinued
operations, net of taxes	35	(389)	195	(125)	(64)	(1,066)	(240)	615
Net earnings (loss)	1,856	147	1,830	612	1,493	(254)	1,458	1,666
Less net earnings (loss)
attributable to noncontrolling
interests	31	(5)	20	(22)	38	18	38	25
Net earnings (loss)
attributable to GECC	$1,825	$152	$1,810	$634	$1,455	$(272)	$1,420	$1,641

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